Exhibit 2.2

Class B-1 and Class C Members Transaction Agreement

relating to

Lazard LLC

December 16, 2004

TABLE OF CONTENTS

Section 1.	Transaction Overview; Commitment	1

Section 2.	The Exchange	5

Section 3.	The Redemptions	7

(a)	The First Redemption	7
(b)	The Second Redemption	8

Section 4.	Closing; Conditions	9

(a)	Closing	9
(b)	Conditions to the Exchange Closing	10
(c)	Condition to the Redemptions Closing	18

Section 5.	Additional Covenants	18

(a)	Non-Disparagement	18
(b)	Non-Solicitation of Employees	21
(c)	Non-Competition	23
(d)	Competing Transaction	24
(e)	Access to Information.	24
(f)	No Distributions	24
(g)	Release	25
(h)	Review of Offering Documents	27
(i)	Bona Fide Offers	28
(j)	Federal Reserve	28
(k)	Certain Filings and Communications; Cooperation	28
(l)	Confidentiality	29
(m)	Indemnification and Contribution; Exculpation	30
(n)	Publicity; Contents of Offering Document	32
(o)	Efforts to Consummate Transactions; No Interference	33
(p)	Provision of Certain Information; Updates	33
(q)	Tax Matters	35
(r)	Interests in Subsidiary Entities	38
(s)	Sale of Securities	39
(t)	Enforceabilty of Covenants	39
(u)	D&O Insurance Tail	39
(v)	Post-December 31, 2005 Efforts	39
(w)	Amended and Restated Lazard Agreement	40

Section 6.	Representations and Warranties	40

(a)	Representations and Warranties of Each Seller	40
(b)	Representations and Warranties of New Holdings, PublicCo and the Company	41

Section 7.	Covenants of Each Seller	44

(a)	No Inconsistent Agreements	44

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(b)	Actions at Closing	44
(c)	No Votes Against the Transactions	44
(d)	Resignations; Unwind	45
(e)	Lazard Name	46
(f)	No Transfer	46

Section 8.	Miscellaneous Provisions	46

(a)	Invalid Provisions	46
(b)	Amendments; Modification; Termination	47
(c)	Notices	48
(d)	Governing Law	49
(e)	Assignment	49
(f)	Counterparts; Headings	49
(g)	Entire Agreement	49
(h)	No Third-Party Beneficiaries	50
(i)	Effectiveness	50
(j)	Certain Defined Terms and References	50

Schedule 1	(Sellers’ Interests and Redemption Consideration)
Schedule 2	(Prior Amendments to Lazard Agreement)
Schedule 3	(Sellers’ Wire Instructions and Addresses)
Schedule 4	[Reserved]
Schedule 5	(Non-Exiting Sellers)
Schedule 6	(Sellers Not Subject to the Non-Compete; Exceptions of Non-Compete Sellers)
Schedule 7	(Matters Excepted from Release)
Schedule 8	(Regulatory Approvals)
Schedule 9	(Recovia Notes)
Schedule 10	(German Subsidiaries of the Company)
Schedule 11	(Surviving Agreements)

Exhibit A	(Summary of the Restructuring)
Exhibit B	(Closing Steps)
Exhibit C	(Form of Instruction Letter)
Exhibit D	(Form of Amendment No. 4 to the Lazard Agreement)
Exhibit E	(Form of Amendment No. 5 to the Lazard Agreement)
Exhibit F	(Form of Richards Layton & Finger P.A. Opinion)

Index of Defined Terms

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CLASS B-1 AND CLASS C MEMBERS TRANSACTION AGREEMENT

CLASS B-1 AND CLASS C MEMBERS TRANSACTION AGREEMENT (this “Agreement”), dated as of December 16, 2004, by and among Lazard LLC, a Delaware limited liability company (the “Company” or “Opco”), LF Holdings LLC, a Delaware limited liability company (“New Holdings”), and the holders of the Class B-1 Interests and Class C Interests (each as defined in the Lazard Agreement (as defined below), and collectively, together with all other limited liability company interests in the Company, “Company Interests”) listed on Schedule 1 hereto and on the signature pages hereto (the “Sellers”) and, with respect to Sections 5, 6, 7 and 8 only, Lazard Ltd, a Bermuda limited company (“PublicCo”).

WHEREAS, each of the Sellers desires to sell, transfer, convey and deliver its Class B-1 Interests and Class C Interests to New Holdings, the Company or one of their Affiliates, or to allow such interests to be redeemed, in either case in exchange for the consideration contemplated hereby, all in accordance with the terms and conditions of this Agreement; and

WHEREAS, as an inducement to the Sellers to enter into this Agreement on the terms hereof, the Head of Lazard has agreed to certain amendments to his employment agreement with the Company;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, each of the parties hereto agrees as follows:

Section 1. Transaction Overview; Commitment.

(a) At the Sale Closing (as defined below), in accordance with the terms and conditions of this Agreement, each Seller severally commits and agrees to sell, transfer, convey and deliver its Class B-1 Interests and Class C Interests to New Holdings, the Company, any of their designated Affiliates, or any combination thereof, or allow such interests to be redeemed or otherwise retired and cancelled, in either case in exchange for consideration (the “Sale Consideration”) equal to the U.S. dollar amount set forth next to the name of such Seller on Schedule 1 hereto (the “Transaction”). In the event that the Sale Closing has not been completed on or prior to June 30, 2005: (1) any fixed return on Class B-1 Capital and memorandum capital attributable to Class B-1 Interests and cumulative distributions due on the liquidation amount of the Class C Interests, in each case, for calendar year 2004 at the rates currently applicable pursuant to the Lazard Agreement or, in the case of memorandum capital, in the board resolutions relating thereto (the “2004 Interest”), shall be distributed and paid by the Company in cash to the Sellers in respect of their Class B-1 and Class C Interests on June 30, 2005, (2) the Sale Consideration for each Seller shall be reduced by the amount of 2004 Interest paid to each such Seller pursuant to the preceding clause (1), and (3) the Sale Consideration shall be increased by an amount equal to any fixed return from July 1, 2005 to the date of the Sale Closing on Class B-1 Capital and memorandum capital attributable to Class B-1 Interests and cumulative distributions due on the liquidation amount of the Class C Interests, as the case may be, at a rate equal to 8% per annum for the Class C Interests and the rate currently applicable, if any, to each Seller’s B-1 Interests or memorandum capital relating thereto. The

Sale Consideration shall be paid in cash, or, in the case of Eurazeo, in the form of Eurazeo Shares (as defined below). The Sale Consideration will be funded from the proceeds of the financings contemplated by the Anticipated Transaction or the Alternate Transaction. The Company (at the direction of the Head of Lazard), in its sole discretion, shall determine the timing of the Transaction (so long as the Sale Closing occurs on or before December 31, 2005), and may abandon entirely and not complete the Transaction. The Sellers may not terminate their respective obligations to engage in a Transaction for any reason prior to January 1, 2006 unless they have received written notice from the Head of Lazard stating that the Company has irrevocably abandoned the Transaction (an “Abandonment Notice”).

(b) The form of the Transaction, the method of financing and the anticipated date of the Sale Closing shall be as set forth in a written notice (a “Transaction Notice”) from the Company to the Sellers, provided that (1) the Transaction Notice shall specify the date of the Sale Closing and shall be delivered reasonably practicably in advance of, and in any event not less than 15 business days prior to, the anticipated Sale Closing date, (2) the Sale Closing shall occur on or before December 31, 2005, and (3) the form of Transaction shall be either (x) the Anticipated Transaction (as defined below), or (y) an Alternate Transaction (as defined below), in which case the Transaction Notice shall include a detailed description of the Transaction structure (including without limitation the capital and corporate governance structure of the Company after giving effect to such Alternate Transaction) and the steps necessary for its completion. The completion of the Transaction (including the delivery to the Sellers of the Sale Consideration) shall be referred to as the “Sale Closing”.

(i) “Alternate Transaction” means the simultaneous acquisition, by New Holdings, the Company, their Affiliates or any combination thereof, of all Class B-1 and Class C Interests held by the Sellers, which is financed in substantial part by (A) a Bridge Financing (as defined below) and/or (B) a Private Investment (as defined below), in all cases which does not have an Adverse Effect (as defined below).

(ii) “Bridge Financing” means interim financing provided in furtherance of a proposed initial public offering of equity securities of an Affiliate of the Company (but not any Affiliate that is, or following the Alternate Transaction will be, a subsidiary of the Company) from a globally recognized institution in the business of extending credit and a material portion of which would be repaid from the proceeds of such an initial public offering (provided that if the Alternate Transaction involves both Bridge Financing and Private Investment, the proceeds from the initial public offering must be intended to account for a material portion of the total contemplated financing) and for which a globally recognized financial institution has provided a “highly confident” letter or a similar expression of confidence in the likelihood of consummation of such initial public offering within a period of less than 12 months, subject only to market conditions. The terms of any Bridge Financing shall provide that the lender or lenders thereof agree to waive any claims they may have against the Sellers in respect of the Bridge Financing.

(iii) “Private Investment” means an investment or series of related investments, a material portion of which shall be in the form of equity, by one or more Private Equity Firms or globally recognized institutional investors that has Working Partner Support (as defined below).

(iv) A “Private Equity Firm” means an entity with at least $3 billion of assets under management or committed investment capital engaged in the business of making private equity investments.

(v) An Alternate Transaction will be deemed to have an “Adverse Effect” if within 10 business days (or 20 business days in the event that MDW or Eurazeo provides written notice to the Company by the tenth business day that it is in the process of seeking guidance or approval from a governmental authority and such guidance or approval has not yet been received) after receipt of the Transaction Notice, either MDW or Eurazeo has provided written notice in good faith that any of the following circumstances exists, which notice shall identify the asserted Adverse Effect(s) in reasonable detail (an “Adverse Effect Notice”):

(A)	the amount and form of consideration to be received by any Seller is reduced by any amount or differs (in the case of consideration form) from that provided for in the Anticipated Transaction, or the Sale Closing and consummation of the Alternate Transaction and the other material steps of the restructuring of the Company required to effect the Alternate Transaction would not occur substantially concurrently with each other (and in any event on the same date);

(B)	the Alternate Transaction is less favorable than the Anticipated Transaction to a non-immaterial degree to any Seller from a tax perspective;

(C)	the Alternate Transaction involves legal risk that is non-immaterially greater to any Seller than under the Anticipated Transaction, including, without limitation, with respect to matters of solvency, the Board of Governors of the Federal Reserve and issues arising under the U.S. securities laws (including without limitation the Investment Company Act (as defined below));

(D)	the accounting treatment of the Alternate Transaction is less favorable to Eurazeo to a non-immaterial degree than the accounting treatment of the Anticipated Transaction; or

(E)	in the case of Eurazeo, Eurazeo concludes that the Alternate Transaction would require any additional or supplemental regulatory filings or notifications or amendments to previously made regulatory filings, which additional or supplemental filings, notifications or amendments, as compared to the Regulatory Approvals set forth in Section 5(k)(ii) hereof, are materially burdensome to Eurazeo or expose Eurazeo to non-immaterial increased legal, tax or accounting risk or non-de minimis out-of-pocket costs.

(vi) “Working Partner Support” shall be deemed to exist unless a meaningful number of the active employees of the Company or any of its Affiliates who hold (or whose Affiliates, including family trusts, hold) Class A-2 Interests (the “Working Partners”) shall have expressed in writing to the General Counsel or other officer of the Company their dissent to the Private Investment, provided that all Working Partners shall have received before, on, or within two business days after, the date of the relevant Transaction Notice, reasonable disclosure of the structure and terms of the proposed Alternate Transaction, including the financial and governance rights of the Working Partners and other parties following completion of such Alternate Transaction; it being understood that the Company shall keep MDW and Eurazeo reasonably promptly informed from time to time of the status of any such expressions received by the Company.

At any time before Closing or the earlier termination of this Agreement, the Head of Lazard may deliver additional Transaction Notices providing for an entirely new Alternate Transaction meeting the definition of “Alternate Transaction” above (subject to the advance notice provisions hereof) or curing any asserted Adverse Effect of a previously noticed Alternate Transaction.

(c) It is anticipated that the Transaction will be structured as follows (the “Anticipated Transaction”): On the terms and subject to the conditions contained in this Agreement, each Seller severally agrees to transfer, convey and deliver its Class B-1 Interests and Class C Interests to New Holdings for New Holdings Interests (as defined below), which are redeemable for Opco Seller Interests (as defined below) which in turn are redeemable for cash or, in certain cases for Eurazeo, Eurazeo Shares (as defined below), in a three-step transaction involving: (1) the Exchange (as defined below) of such Class B-1 Interests and Class C Interests for New Holdings Interests, as provided for below; (2) the First Redemption (as defined below) of such New Holdings Interests for redeemable Opco Seller Interests, as provided for below; and (3) the Second Redemption (as defined below) of such Opco Seller Interests for cash or, in certain cases for Eurazeo, Eurazeo Shares, as provided for below, all in accordance with Sections 2 through 10 of this Agreement.

(d) If the Company elects to proceed with an Alternate Transaction:

(i) Sections 2 and Sections 3(a) and (b) shall apply only if the Company specifies in a Transaction Notice that the Alternate Transaction shall include an Exchange, First Redemption and Second Redemption. Sections 3(c), (d) and (e) shall apply irrespective of the form of Transaction.

(ii) Section 5 shall apply in its entirety, except that Section 5(q) shall apply only if and to the extent relevant to the Alternate Transaction. Section 6 shall apply in its entirety, except that Sections 6(a)(v), 6(b)(iii) 6(b)(v) and 6(b)(vii)shall apply only if and to the extent relevant to the Alternate Transaction; Section 7 shall apply in its entirety, except that Sellers shall take the actions contemplated by Section 7(b) only upon the request of the Company; and Section 8 shall apply in its entirety.

(iii) The obligations of the each Seller to consummate the Alternate Transaction shall be subject to satisfaction (or waiver by each party as to itself, subject to the last paragraph of Section 4(b)(i)) of closing conditions that are commensurate with the conditions set forth in Section 4 hereof, to the extent relevant.

(iv) New Holdings, the Company (acting at the direction of the Head of Lazard) and any of their Affiliates (but excluding any Seller) may impose any additional conditions as they see fit (including as to the receipt of financing).

(e) With respect to any potential Alternate Transaction that is, in the judgment of the Company (acting at the direction of the Head of Lazard), reasonably likely to become the subject of a Transaction Notice, the Company (acting at the direction of the Head of Lazard) shall endeavor to keep MDW and Eurazeo reasonably informed, in advance of delivery of the relevant Transaction Notice, of information concerning such Alternate Transaction, including information that is likely to be relevant to MDW’s and Eurazeo’s determination of whether such Alternate Transaction will involve an Adverse Effect.

Section 2. The Exchange.

(a) With respect to each Seller: On the terms and subject to the conditions set forth in this Agreement, each Seller severally agrees to transfer, convey and deliver to New Holdings, and New Holdings agrees to accept from such Seller, at the Exchange Closing (as defined below), all of such Seller’s Class B-1 Interests and Class C Interests, as applicable (collectively, the “Purchased Interests”), including (i) with respect to Class B-1 Interests, the Class B-1 Distribution Percentage, Class B-1 Profit Percentage, Class B-1 Capital, capital interests in the Company and all rights and obligations of such Seller as a Class B-1 Member with respect to the Company pursuant to the Amended Lazard Agreement (as defined below) and applicable Law (as defined below) and any “memorandum capital” from the Company and (ii) with respect to Class C Interests, all of the rights and obligations of such Seller as a Class C

Member with respect to the Company pursuant to the Amended Lazard Agreement and applicable Law, in exchange for (A) in respect of the Class B-1 Interests, the number of newly-issued Class III interests in New Holdings (the “New Holdings Class III Interests”) set forth on Schedule 1, representing the identical distribution percentage, profit percentage, capital interests and capital account balances in New Holdings and all other rights, obligations and terms (excluding voting rights and rights to appoint members to the board of managers of New Holdings and excluding rights to exculpation, indemnification and contribution (which shall be governed by the terms of this Agreement)), with respect to New Holdings pursuant to the limited liability company agreement of New Holdings (as amended from time to time, the “New Holdings Agreement”) and applicable Law as the exchanged Class B-1 Interests represented with respect to the Company, but subject to the New Holdings Redemption Provisions (as defined below), and (B) in respect of Class C Interests, the number of newly-issued Class IV interests in New Holdings (the “New Holdings Class IV Interests”) set forth on Schedule 1, having the same rights, obligations and terms with respect to New Holdings pursuant to the New Holdings Agreement and applicable Law as the exchanged Class C Interests represented with respect to the Company, but subject to the New Holdings Redemption Provisions and the terms of the New Holdings Agreement. (The transactions referred to in the preceding sentence are referred to herein as the “Exchange.” The New Holdings Class III Interests and the New Holdings Class IV Interests are referred to herein collectively as “New Holdings Interests”). The New Holdings Interests shall be delivered free and clear of all Liens (as defined below) and any levy, charge, withholding tax or other amount. As a result of the Exchange, no Person (as defined below), other than New Holdings, shall have any further rights or obligations (except as expressly contemplated by this Agreement) with respect to the Purchased Interests, and each Seller shall cease to be a Class B-1 Member or Class C Member, and, subject to Section 18-704(c) of the Delaware Limited Liability Company Act (“Section 18-704(c)”), shall cease to have rights or obligations (except as expressly contemplated by this Agreement) under the Amended Lazard Agreement in such Seller’s former capacities as such or in respect of Class B-1 Interests or Class C Interests. For the avoidance of doubt, neither the Exchange, nor the transfer of interests forming a part thereof, shall extinguish (1) any right of any Seller to exculpation and indemnification as and to the extent provided in Section 5(m)(v) hereof or (2) any obligation relating to confidentiality as and to the extent provided in Section 5(l) hereof. The form of the New Holdings Agreement shall be prepared by the initial member(s) of New Holdings and shall be in form and substance reasonably satisfactory, as and to the extent it relates to the Sellers’ interests in New Holdings (taking into account the nature and duration of such interests), and to any matters related to the transactions contemplated by this Agreement, to MDW (as defined below), on behalf of all of the Sellers other than Eurazeo (as defined below), and Eurazeo. As used in this Agreement: “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature; “Law” means any applicable national, federal or state law, statute, ordinance, rule or regulation, of any governmental authority of competent jurisdiction; “MDW” means Michel David-Weill, except if he becomes incapacitated or otherwise incapable of taking an action required or contemplated to be taken by him pursuant to this Agreement, in which case, “MDW” shall mean Olivier Merveilleux du Vignaux or, if Olivier Merveilleux du Vignaux shall become so incapacitated or incapable, Jean-François Prat; and “Eurazeo” means Eurazeo S.A., a French société anonyme.

(b) At the closing of the Exchange (the “Exchange Closing”), (i) New Holdings shall cause each Seller to be admitted, as applicable, as a New Holdings Class III Member or New Holdings Class IV Member and as the owner of New Holdings Class III Interests or New Holdings Class IV Interests, as the case may be, which such Seller is entitled to receive in the Exchange, (ii) each Seller shall cease to be a Class B-1 Member or Class C Member in accordance with the terms of the Amended Lazard Agreement, (iii) the Forced Sale (as defined below) shall occur, (iv) New Holdings shall be admitted to the Company as its sole member and hereby agrees that it shall thereupon be bound by the terms of the Amended Lazard Agreement, (v) New Holdings shall cause each member of the Company transferring interests in the Company pursuant to the Forced Sale to be admitted to New Holdings as a member, and (vi) any interest held by the initial member(s) of New Holdings shall be cancelled in accordance with the New Holdings Agreement.

Section 3. The Redemptions.

(a) The First Redemption. At the time indicated in the Closing Steps (as defined below), with respect to each Seller: In accordance with the terms of the New Holdings Agreement and the Amended Lazard Agreement and without any further action of such Seller or New Holdings or any other Person, upon payment and/or delivery to such Seller of the First Redemption Consideration (as defined below), all of the New Holdings Interests owned by such Seller shall be redeemed and cancelled, and no Person shall have any further right, obligation or interest with respect thereto and such Seller shall cease to be a New Holdings Class III Member or New Holdings Class IV Member, as the case may be, and shall cease to have rights or obligations under the New Holdings Agreement in such Seller’s former capacities as such or in respect of New Holdings Class III Interests or New Holdings Class IV Interests (the “First Redemption”). The “First Redemption Consideration” shall consist of (A) in respect of New Holdings Class III Interests, newly-issued redeemable Opco Class B-1 limited liability company interests (the “Opco Seller Class B-1 Interests”) as set forth on Schedule 1, redeemable for the Second Redemption Consideration (as defined below) provided for in Section 3(b) of this Agreement, and (B) in respect of New Holdings Class IV Interests, newly-issued redeemable Opco Class C limited liability company interests (the “Opco Seller Class C Interests” and, together with the Opco Seller Class B-1 Interests, the “Opco Seller Interests”) as set forth on Schedule 1, redeemable for the Second Redemption Consideration provided for in Section 3(b) of this Agreement. The Opco Seller Interests shall be delivered free and clear of all Liens and any levy, charge, withholding tax or other amount. Each Seller hereby agrees that, upon the consummation of the First Redemption, such Seller will be bound by the Amended Lazard Agreement and shall be admitted to Opco as a member thereof holding the applicable First Redemption Consideration until the consummation of the Second Redemption, and Opco hereby agrees that, upon the consummation of the First Redemption, it shall be required to admit each Seller as a member thereof in accordance with the foregoing. The provisions of this Agreement, the New Holdings Agreement and the Amended Lazard Agreement that reflect and give effect to the First Redemption are referred to herein as the “New Holdings Redemption Provisions.” The closing of the First Redemption shall be referred to herein as the “First Redemption Closing.” For the avoidance of doubt, consummation of the First Redemption shall not extinguish (1) any right of any Seller to exculpation and indemnification as and to the extent provided in Section 5(m)(v) hereof or (2) any obligation relating to confidentiality as and to the extent provided for in Section 5(l) hereof.

(b) The Second Redemption. Immediately following the First Redemption in the order described in the Closing Steps, with respect to each Seller: In accordance with the terms of the Amended Lazard Agreement and without any further action of such Seller or Opco or any other Person, upon payment and/or delivery to such Seller of the Second Redemption Consideration (as defined below), all of the Opco Seller Interests owned by such Seller shall be redeemed and cancelled, and no Person shall have any further rights or obligations (other than as expressly contemplated by this Agreement) with respect thereto and such Seller shall cease to be a member of Opco, and shall cease to have rights or obligations (other than as expressly contemplated by this Agreement) under the Amended Lazard Agreement in such Seller’s former capacity as a member or in respect of Opco Seller Class B-1 Interests or Opco Seller Class C Interests (the “Second Redemption”, and together with the First Redemption, the “Redemptions”). The “Second Redemption Consideration” shall be the Sale Consideration. The Second Redemption Consideration shall be delivered free and clear of all Liens (other than, in the case of Eurazeo Shares, restrictions imposed by the terms of such shares) and any levy, charge, withholding tax or other amount (other than withholding of any tax required to be withheld as a result of a change in applicable Law after the date of this Agreement). The provisions of this Agreement and the Amended Lazard Agreement that reflect and give effect to the Second Redemption are referred to herein as the “Opco Redemption Provisions”. For purposes of this Agreement, “IPO Proceeds” means the aggregate proceeds from the sale of PublicCo Shares in the IPO (as defined in Exhibit A), net of underwriters’ discounts and commissions. The aggregate consideration, and the type of consideration, to be paid to each Seller pursuant to the Second Redemption shall not be modified unless such modification is (x) requested by MDW, acting on behalf of all the Sellers other than Eurazeo, and by Eurazeo, and (y) set forth in an amendment to this Agreement executed in accordance with Section 8(b)(i) of this Agreement. For the avoidance of doubt, consummation of the Second Redemption shall not extinguish (1) any right of any Seller to exculpation and indemnification as and to the extent provided in Section 5(m)(v) hereof or (2) any obligation relating to confidentiality as and to the extent provided for in Section 5(l) hereof.

(c) With respect to Eurazeo only, whether the Transaction is consummated in the form of the Anticipated Transaction or an Alternate Transaction, the Company shall deliver to Eurazeo (or a subsidiary designated in writing by Eurazeo at least five business days prior to the Closing) a portion of the Sale Consideration due to Eurazeo in the form of ordinary shares of Eurazeo (“Eurazeo Shares”) rather than in the form of cash; provided that, if the Weighted Average Price (as defined below) is greater than either the Closing Price (as defined below) or 95 Euros, then the Company in its sole discretion may elect not to deliver any portion of the Sale Consideration due to Eurazeo in the form of Eurazeo Shares and in lieu thereof may deliver the Sale Consideration solely in cash. Any Eurazeo Shares so delivered in lieu of a portion of the cash Sale Consideration shall be valued at the Eurazeo Dollar Price. The “Eurazeo Dollar Price” shall be the Eurazeo Euro Price converted from Euros to dollars at the Exchange Rate (as defined below). The “Eurazeo Euro Price” shall be the lowest of (i) the price of the last “independent trade” (as such terms are referred to in Article 5.1 of the Commission Regulation N°2273/2003 of 22 December 2003) on Eurazeo Shares on the Euronext Paris – Premier Marché immediately prior to the Closing Date (as defined below) (the “Closing Price”), (ii) the volume-weighted average trading price of Eurazeo Shares on the Euronext Paris – Premier Marché for the 20 consecutive trading days ending (and including) the trading day that is 10 business days prior to the Closing Date (the “Weighted Average Price”), and (iii) 95 Euros. “Exchange Rate”

shall mean the noontime euro/dollar exchange rate published by the Federal Reserve on the date that is two full U.S. business days prior to the Closing Date. Whether the Company delivers Eurazeo Shares in lieu of a portion of the Sale Consideration pursuant to this Section 3(c) or elects not to do so pursuant to the proviso to the first sentence of this paragraph, the parties agree (1) that the Shareholders’ Agreement, signed between March 6 and March 15, 2000 by and among Maison Lazard, MDW, Eliane David-Weill, Fondation Atmer and the other Persons party thereto shall be deemed to have terminated automatically as among the parties hereto, as of the Closing Date, and (2) to execute and deliver, and to use all reasonable efforts to cause each Person party to such Shareholders’ Agreement to execute and deliver, such documentation as may be necessary in order to give effect to such termination.

(d) At the closing of the Second Redemption (the “Second Redemption Closing”), (i) with respect to Eurazeo, in the event that the Company will deliver the Eurazeo Shares in accordance with Section 3(c), Opco shall deliver a combination of cash and Eurazeo Shares (valued in accordance with Section 3(c)) having an aggregate value equal to the Sale Consideration payable to Eurazeo pursuant to Section 3(b) and Schedule 1 hereof, with the cash portion thereof being delivered by means of wire transfer of immediately available funds to the bank account set forth opposite Eurazeo’s name on Schedule 3 hereto, or such other bank account that Eurazeo shall provide in writing to the Company not less than 5 business days prior to Closing, and the Eurazeo Shares being transferred to Eurazeo (or its designee), at the Closing, in accordance with Section 516-2 of the règlement general of the Autorité des marchés financiers, by a financial agent jointly selected by Eurazeo and the Company in good faith and instructed by Eurazeo and the Company under the instruction letter, in the form attached hereto as Exhibit C, duly signed by Eurazeo and the Company on the Closing Date, and (ii) with respect to each other Seller (and in the event that the Company elects not to deliver the Eurazeo Shares pursuant to Section 3(c), Eurazeo) Opco shall deliver payment by wire transfer to the bank account set forth opposite such Seller’s name on Schedule 3 hereto, or such other bank account that such Seller shall provide in writing to the Company not less than 5 business days prior to Closing, in immediately available funds, an amount equal to the Sale Consideration payable to such Seller pursuant to Section 3(b) hereof.

(e) At the closing of the Second Redemption, in addition to the redemption of its Opco Seller Interests for the consideration set forth on Schedule 1, or as otherwise described herein, Eurazeo shall deliver, and the Company shall purchase all interests owned by Eurazeo in Partena SNC for the aggregate consideration of €102,000, and, subject to applicable Law, Eurazeo shall have no further rights or obligations with respect thereto.

Section 4. Closing; Conditions.

(a) Closing. The Exchange Closing, the First Redemption Closing and the Second Redemption Closing (collectively, the “Anticipated Transaction Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, on the date of the closing of the IPO and the Separation (as defined in Exhibit A), which date shall be selected by PublicCo and the Company and specified in writing to the Sellers on not less than three business days’ notice, provided that all of the conditions set forth in Sections 4(b) and 4(c) shall have been satisfied (or waived by the relevant party or parties) at the time the Exchange and Redemptions, respectively, occur. At the Anticipated Transaction Closing, the

Exchange, the Forced Sale, the Separation, the IPO, the Debt Offerings (as defined in Exhibit A), the Third Party Investment (as defined in Exhibit A), the Redemptions and the other actions referred to on the list of closing steps attached as Exhibit B hereto (the “Closing Steps”) shall be completed in the order set forth on Exhibit B but as close to simultaneously as possible, and in any event on the same date. The closing of the Alternate Transaction (the “Alternate Transaction Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, on the date specified in a timely given Transaction Notice, provided that all of the conditions thereto after giving effect to Section 1(d)(iii) shall have been satisfied (or waived by the relevant party or parties) at that time. The term “Closing” shall mean the Anticipated Transaction Closing or the Alternate Transaction Closing, as the context requires, and the Closing shall be the Sale Closing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b) Conditions to the Exchange Closing.

(i) Mutual Conditions. The obligations of each Seller and of New Holdings and the Company to consummate the Exchange shall be subject to satisfaction (or waiver by each party as to itself, subject to the last paragraph of this Section 4(b)(i)) of the following conditions:

(A)	The New Board (as defined below) or, if the parties elect, the Lazard Board, shall have approved or ratified, as necessary, this Agreement, Amendments Nos. 4 and 5 to the Lazard Agreement (in the forms attached as Exhibits D and E), and any underwriting agreements with the Underwriters (as defined below) or any private placement agreements to which Opco is a party in connection with the Debt Offerings and the Third Party Investment and the performance by the Company of its obligations hereunder and thereunder, and the New Board shall have approved or ratified, as necessary, the Restructuring (as defined in Exhibit A), including the Exchange (and the related Forced Sale), the Separation, the IPO (if any), the Debt Offerings (if any), the Third Party Investment (if any), the First Redemption and the Second Redemption, and shall have approved and authorized the effectuation and consummation of each of the transactions contemplated thereby;

(B)	(1) The board of managers of New Holdings shall have approved this Agreement and the performance by New Holdings of its obligations hereunder, and such board of managers shall have approved the Restructuring, including the Separation, the Exchange and the First Redemption, and approved and authorized the effectuation and consummation of the transactions contemplated thereby, (2) the board of directors of PublicCo shall have approved this Agreement and any underwriting agreements with the Underwriters or private placement agreements to which PublicCo is a party in connection with the IPO and the Third Party Investment and the performance by PublicCo of its obligations hereunder and thereunder, including the contribution of the IPO Proceeds to Opco, and (3) the board of managers of the entity formed for the purpose of the Debt Offerings (if any) and the Third Party Investment (if any) (“FinanceCo”), shall have approved this Agreement and any underwriting agreements with the Underwriters or private placement agreements to which FinanceCo is a party in connection with the Debt Offerings and the Third Party Investment and the performance by FinanceCo of its obligations thereunder, including the purchase of the applicable Opco security, and each such board of directors or managers shall have approved the IPO (if any), the Debt Offerings (if any) and the Third Party Investment (if any), and approved and authorized the effectuation and consummation of the transactions contemplated thereby, in all cases to the extent of New Holdings’, PublicCo’s or FinanceCo’s involvement or participation in any such transactions, as applicable;

(C)	Each of the Closing Steps referred to on Exhibit B that are to occur prior to the Exchange shall have occurred;

(D)	No court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or determination (whether temporary, preliminary or permanent) (an “Order”) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Exchange, the Forced Sale, the Redemptions or the Separation;

(E)	The Required Regulatory Approvals (as defined below) shall have been obtained;

(F)	Each of New Holdings, PublicCo, the Company, FinanceCo, and each Seller shall have received the opinion of Wilmer, Cutler, Pickering, Hale and Dorr LLP (or other well-known counsel reasonably acceptable to each of MDW and Eurazeo) (together with copies of any officer’s certificates regarding factual matters upon which such opinion relies), in form and substance reasonably acceptable to MDW on behalf of all Sellers other than

Eurazeo, and Eurazeo, that none of New Holdings, PublicCo or the Company would be deemed an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as of the Closing Date or as a result of the transactions contemplated by this Agreement;

(G)	Each of New Holdings, PublicCo, FinanceCo, the Company and each Seller shall have received a certificate from the Chief Financial Officer of each of New Holdings, PublicCo, FinanceCo and the Company and an opinion of American Appraisal Associates (or such other nationally recognized financial advisor that is regularly engaged in the business of valuing companies and rendering solvency opinions that is reasonably acceptable to each of MDW and Eurazeo), in form and substance reasonably acceptable to the Company and MDW on behalf of all Sellers other than Eurazeo, and Eurazeo, to the effect that after giving effect to the Restructuring (including without limitation the Exchange, the Forced Sale, the Separation, the contribution by PublicCo to Opco of the IPO Proceeds and the proceeds of the Third Party Investment in PublicCo Shares, the Debt Offerings, the Third Party Investment, the purchase by FinanceCo of the applicable Opco security and the Redemptions), each of New Holdings, PublicCo, FinanceCo and Opco will not be insolvent or have been rendered insolvent as a result of the Anticipated Transaction or be left with unreasonably small capital with which to conduct its business as currently conducted or as contemplated to be conducted, or have incurred or intend to incur debts beyond its ability to pay such debts as they mature;

(H)	There shall be no impediment or condition to the Forced Sale being completed contemporaneously with the Exchange Closing in accordance with the terms of the Amended Lazard Agreement, with the result that, immediately upon completion of the Exchange and the Forced Sale, New Holdings shall hold all of the limited liability company interests in the Company, shall be bound by the Amended Lazard Agreement, and shall be the sole member of the Company, and the Persons that were Members of the Company immediately prior to the completion of the Exchange and the Forced Sale shall be the only Members of New Holdings. For purposes of this Agreement, “Forced Sale” means the transfer, conveyance, and delivery by each Member of the Company (other than the Sellers with respect to their Class B-1 and Class C Interests) of its Company Interests to New Holdings in exchange for New Holdings Interests that shall be consummated simultaneously with the Exchange pursuant to Section 6.02(b) of the Amended Lazard Agreement;

(I)	Each of New Holdings, PublicCo, the Company and each Seller shall have received (1) the opinion of Richards, Layton & Finger P.A. (or other well-known Delaware counsel reasonably acceptable to each of MDW and Eurazeo) in substantially the form attached hereto as Exhibit F and (2) the opinion of the General Counsel of the Company (or of Richards, Layton & Finger P.A. or other well-known Delaware counsel reasonably acceptable to each of MDW and Eurazeo) to the effect that, immediately prior to the adoption of the Amendments (as defined in Exhibit F hereto), the Original Agreement (as defined in Exhibit F) was in full force and effect;

(J)	The managing underwriter for the IPO and the managing underwriter or placement agent for the Debt Offerings shall have each confirmed to PublicCo, the Company, New Holdings, Eurazeo and MDW that each of their respective conditions to the closings of each of the IPO and the Debt Offerings shall have been satisfied or waived (other than conditions that by their nature are to be satisfied at or during the Closing) and that the underwriters and/or placement agents for each of the IPO and the Debt Offerings are willing to proceed with the transfer of the IPO Proceeds and the net proceeds of the Debt Offerings to PublicCo, FinanceCo and Opco, as the case may be, subject only to the completion of those Closing Steps referred to on Exhibit B that are to occur prior to the transfer of funds from the IPO or Debt Offerings;

(K)	If there is a Third Party Investment, the private investor shall have confirmed to PublicCo, the Company, FinanceCo, Eurazeo and MDW that each of its conditions to the closing of the Third Party Investment shall have been satisfied or waived (other than conditions that by their nature are to be satisfied at or during the Closing) and that such private investor is willing to consummate the Third Party Investment, subject only to the completion of those Closing Steps referred to on Exhibit B that are to occur prior to the consummation of the Third Party Investment.

(L)	The amount of funding available to the Company from the IPO, the Debt Offerings and the Third Party Investment, assuming in each case that the sources of such funds actually fund at Closing, together with cash on hand of the Company and its Affiliates, shall be, after transaction fees and expenses (including underwriting commissions) to be paid by the Company, New Holdings, Publico, FinanceCo and other Affiliates of the Company, not less than $1,616,000,000 (less the product of the Weighted Average Price multiplied by the number of Eurazeo Shares to be delivered pursuant to Section 3).

Any other provision hereof notwithstanding, waivers of any or all of the conditions contained in this Agreement may be granted by MDW on behalf of all Sellers other than Eurazeo, and by Eurazeo on behalf of itself, and each opinion or certificate delivered pursuant to any condition contained herein that is to be reasonably acceptable to the Sellers (including pursuant to the foregoing conditions (F), (G) and (I)), with respect to each Seller, need only be in the form attached hereto as an Exhibit, or, if not attached, reasonably acceptable to each of MDW and Eurazeo.

(ii) Additional Conditions to the Sellers’ Obligations. The obligations of Eurazeo (in respect of each of the conditions set forth below) and each other Seller (in respect of the conditions set forth in clauses (A), (B), (C), (D) and (G) below) to consummate the Exchange shall be subject to satisfaction (or waiver by each party as to itself, subject to the last paragraph of this Section 4(b)(ii)) of the following additional conditions:

(A)	Each of the representations and warranties contained herein of each of New Holdings, PublicCo and the Company shall be true and correct in all material respects when made and as of the Closing Date as though made on such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), and each of New Holdings, PublicCo and the Company shall have performed in all material respects each of its respective obligations and covenants hereunder that are to be performed prior to the consummation of the Exchange, and MDW and Eurazeo shall have received at the Closing a certificate signed on behalf of each of New Holdings, PublicCo and the Company by the Chief Financial Officer of such Person, to the effect that the condition set forth in this clause (ii) (A) has been satisfied, it being agreed that any certificate delivered pursuant to this Agreement by any officer of New Holdings, PublicCo or the Company shall be deemed to have been delivered in any such officer’s capacity as an officer only (and not in his or her personal capacity) and shall not entitle any party to assert a claim against such officer in his or her personal capacity;

(B)	Each Seller shall have received a certificate from the Chief Executive Officer of PublicCo, in the case of the IPO, and the Head of Lazard, in respect of the relevant Debt Offerings, to the effect that none of the Disclosure Documents (as defined below) contained, as of their respective dates (or, in the case of a registration statement or any amendment or supplement thereto, the date the registration statement, amendment or supplement (as applicable) was declared effective by the SEC (as defined below) or otherwise becomes effective), and as of the Closing Date, any untrue statement of a material fact or omission to state any material fact required to be stated therein or necessary to make the statements therein not misleading, it being agreed that any certificate delivered pursuant to this Agreement shall be deemed to have been delivered in such officer’s capacity as an officer only (and not in his or her personal capacity) and shall not entitle any party to assert a claim against such officer in his or her personal capacity. For purposes of this Agreement, the term “Disclosure Documents” means (i) any registration statement or report filed with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the IPO or any of the Debt Offerings, including in each case the final prospectus contained therein and any amendments or supplements thereto, and (ii) any report, offering circular or private placement memorandum, and any amendments or supplements thereto, provided to potential investors in connection with the Debt Offerings, or the Third Party Investment if the offering and sale of securities described therein was made on an unregistered basis, other than any such document provided solely to Private Equity Firms;

(C)	Each Seller shall have received the opinion of Wachtell, Lipton, Rosen & Katz with respect to matters coming to its attention (or the absence thereof) in the course of such counsel’s participation in the preparation of the Disclosure Documents in the form of the opinion with respect to such matters delivered by such counsel to the underwriters (or lead underwriter on behalf of the underwriters) of the IPO and/or the underwriters or placement agents (or lead underwriter or placement agent on behalf of the underwriters or placement agents), as the case may be, for the Debt Offerings (as applicable, the “Underwriters”);

(D)	Each Seller shall have received a copy of any “cold comfort” letter or letters from Deloitte & Touche LLP or such other nationally recognized accounting firm delivering such letter or letters to the Underwriters with respect to the Disclosure Documents regarding the financial statements included in each such Disclosure Document, it being understood that no such letter need be addressed to any Seller;

(E)	To the extent required or desirable, Eurazeo shall have received the approval of the Board of Governors of the Federal Reserve with respect to the Transaction or, if no such affirmative approval shall be required, no objection with respect to any such transaction shall have been asserted (and not theretofore resolved) by the Board of Governors of the Federal Reserve with respect to any such transaction;

(F)	Eurazeo shall have received from the French tax administration a ruling, in form and substance reasonably acceptable to Eurazeo, that the transactions contemplated by this Agreement will not trigger any double-taxation of any profit or income or non-deductibility of any loss for French tax purposes or, if the relevant French tax administration will not provide a ruling, no-action letter or similar response with respect to such matters as a matter of policy, an opinion of counsel reasonably satisfactory to Eurazeo shall be deemed to satisfy this condition;

(G)	The Company shall have furnished to each of the Sellers a certificate, dated the date of the Closing and signed by an officer of the Company (i) to the effect that neither the Company nor New Holdings owns any United States real property interests, as defined in Section 897(c) of the Code, other than leasehold interests, and (ii) setting forth the Company’s good faith estimate of the aggregate fair market value of all such leasehold interests held by the Company or New Holdings; and

(H)	Each Seller shall have received an officer’s certificate from an executive officer of the Company that each holder, if any, of Goodwill Interests whose rights are adversely affected by the amendment of Section 7.03 of the Lazard Agreement contemplated by Amendment No. 5 to the Lazard Agreement has consented in writing thereto.

For the avoidance of doubt, if an Exchange occurs, the consummation of the Exchange with respect to the Purchased Interests of Eurazeo and the other Sellers shall occur simultaneously with each other, the consummation of the First Redemption with respect to Eurazeo and the other Sellers shall occur simultaneously with each other, the consummation of the Second Redemption with respect to Eurazeo and the other Sellers shall occur simultaneously with each other, and consummation of each such transaction with respect to Eurazeo and the other Sellers shall be conditioned upon the simultaneous consummation of such transaction with respect to, in the case of Eurazeo, the other Sellers, and in the case of the other Sellers, Eurazeo.

Any other provision hereof notwithstanding, waivers of any or all the foregoing conditions may be granted by MDW on behalf of all Sellers other than Eurazeo, and by Eurazeo on behalf of itself, and each opinion delivered pursuant to the foregoing conditions (C), and (D), with respect to each Seller, need only be reasonably acceptable to each of MDW and Eurazeo.

(iii) Additional Conditions to New Holdings’ Obligations. The obligations of New Holdings to consummate the Exchange shall be subject to the additional condition that the representations and warranties of each Seller shall be true and correct in all material respects when made and as of the Closing Date as though made on such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), and each Seller shall have performed in all material respects all of its respective obligations and covenants hereunder that are to be performed prior to the consummation of the Exchange. New Holdings may, in its discretion, waive all or part of this condition with respect to all or any of the Sellers.

(iv) Additional Conditions to the Company’s Obligations. The obligations of the Company to consummate the Exchange shall be subject to the following additional conditions:

(A)	the representations and warranties of each Seller shall be true and correct in all material respects when made and as of the Closing Date as though made on such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), and each Seller shall have performed in all material respects all of its respective obligations and covenants hereunder that are to be performed prior to the consummation of the Exchange. The Company may, in its discretion, waive all or part of this condition with respect to all or any of the Sellers;

(B)	No court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order that is in effect and restrains, enjoins or otherwise prohibits consummation of the IPO, the Debt Offerings, the Third Party Investment, the contribution by PublicCo of the IPO Proceeds to Opco, or the purchase by FinanceCo of Opco securities.

(c) Condition to the Redemptions Closing. At the First Redemption Closing, the New Holdings Interests of all Sellers shall be redeemed pursuant to the New Holdings Redemption Provisions, and at the Second Redemption Closing, the Opco Seller Interests shall be redeemed pursuant to the Opco Redemption Provisions, in each case subject only to the conditions (i) that the Forced Sale and the Exchange shall have been consummated and Amendments Nos. 4 and 5 to the Lazard Agreement shall have been adopted and, in the case of the Second Redemption, that the First Redemption shall have been consummated, and (ii) that each of the Closing Steps referred to on Exhibit B that are to occur prior to each of the Redemptions shall have occurred, including the Separation and including that each of the IPO, the Debt Offerings and the Third Party Investment shall have been closed and the proceeds funded to PublicCo (in the case of the IPO) or the Company (in the case of the Debt Offerings).

Section 5. Additional Covenants.

(a) Non-Disparagement.

(i) Each Exiting Seller (as defined below) agrees not to make, knowingly participate in the making of, or knowingly encourage or facilitate any other Person to make (and, in the case of any Seller that is not an individual, agrees to use its reasonable best efforts to cause its representatives, advisors, directors, executives and employees and those of its Affiliates (as defined below), not to make) any (x) public statements (including any statement that would reasonably be expected to become public), written or oral, that would reasonably be understood to disparage or defame the business, goodwill or reputation of any of New Holdings, PublicCo, Opco, FinanceCo or any of their respective direct and indirect subsidiaries or controlled Affiliates (the “Company Group”), or any of their respective present or former directors, members, managing directors, officers or executives (“Company Persons”), (y) disparaging or defamatory statements, written or oral, to any Person that is known by such Exiting Seller to be a client, potential client or other Person who transacts business with any member of the Company Group, which would reasonably be expected to adversely affect the commercial relationship (or prospective commercial relationship or likelihood of entering into a commercial relationship) between such Person and such member of the Company Group, or (z) negative statements, written or oral, relating to the Restructuring, this Agreement or the transactions contemplated hereby (other than, in the case of this clause (z), statements made at any meeting of the Company Board or of the board of directors of Eurazeo under circumstances in which such statements would not reasonably be expected to become public provided, in the case of statements made at any meeting of the board of directors of Eurazeo, the Person making such statement reasonably believes that it is necessary to make such statement in order to comply with such Person’s fiduciary duties under applicable law); provided, however, that notwithstanding anything in this Section 5(a)(i) to the contrary, (A) (1) Eurazeo shall be permitted to disclose factual information that may otherwise be covered by Section 5(a)(i) regarding the Company and the transactions contemplated by this Agreement in Eurazeo’s public filings and in meetings with financial analysts to the extent it is advised by Bredin Prat (or other internationally recognized French counsel) or an internationally recognized accounting firm that it is necessary to do so at such time under French law and disclosure practice or applicable accounting regulations and practice, as the case may be, but only as and to the extent necessary, and (2) any Exiting Seller may make (and, in the case of any Seller that is not an individual, any of its directors, executives and employees and those of its Affiliates may make) any statement the making of which is required by applicable Law at such time, but only as and to the extent so required by applicable Law, provided that in making any such disclosures permitted by this clause (A) Eurazeo or the relevant Exiting Seller shall use all reasonable efforts to avoid making (and, in the case of any Seller that is not an individual, agrees to use its reasonable best efforts to cause its directors, executives and employees and those of its Affiliates not to make) any disclosures that would violate or cause PublicCo, Opco, FinanceCo or any of their subsidiaries or affiliates to be in violation of any U.S. securities laws, shall abide (and, in the case of any Seller that is not an individual, agrees to use its reasonable best efforts to cause its directors, executives and employees and those of its Affiliates to abide) to the greatest extent possible by the non-disparagement spirit of this Section 5(a)(i) and shall give (and, in the case of any Seller that is not an individual, agrees to use its reasonable best efforts to cause its directors, executives and employees and those of its Affiliates to give) the Company advance notice of any such disclosure and the opportunity to comment on the language of such disclosure, and (B) none of the Exiting Sellers (or, in the case of any Seller that is not an individual, any of its directors, executives and employees or those of its Affiliates) shall be prohibited or restricted by the provisions of this Section 5(a)(i) from making any statements in connection with the assertion or enforcement of any rights they may have under the Amended Lazard Agreement or this Agreement or rights arising from their capacity as members of the Board of the Company or as members, directors, officers or employees of New Holdings, PublicCo, Opco, FinanceCo or any of their respective direct or indirect subsidiaries or controlled Affiliates or in response to court proceedings commenced against any Exiting Seller, (or, in the case of any Seller that is not an individual, any of its directors, executives and employees or those of its Affiliates), provided, in the case of this clause, that such statements are made under oath or in pleadings, witness statements or other material filed in any court or arbitration proceeding, (C) none of the Exiting Sellers (or, in the case of any Seller that is not an individual, any of its directors, executives and employees or those of its Affiliates) shall be prohibited or restricted by the provisions of this Section 5(a)(i) from (1) making any statements required by Section 5(n) and (2) following delivery of an Adverse Effect Notice, making statements concerning the Adverse Effect(s) identified in such notice (clauses (A), (B) and (C) of the foregoing proviso, the “Disclosure Provisos”). For purposes of this Agreement, “Exiting Seller” means all Sellers other than the Sellers identified on Schedule 5; and “Affiliate” means any Person who controls, is controlled by or is under common control with the relevant Person except (i) that no Person shall be deemed to be an Affiliate of an Exiting Seller solely by reason of an Exiting Seller being a chairman (without executive officer function) or director (or performing a similar function) of such Person, (ii) no Seller shall be deemed to be an Affiliate of the Company or any member of the Company Group or any Company Person (iii) no Person that is a portfolio company of Eurazeo (whether on or after the date of this Agreement) shall be deemed an Affiliate of Eurazeo, and (iv) Eurazeo and other Sellers shall not be deemed Affiliates of each other.

(ii) Each of New Holdings, PublicCo and the Company agrees not to make, knowingly participate in the making of, or knowingly encourage or facilitate any other Person to make (and agrees to use its reasonable best efforts to cause its representatives, advisors, directors, executives and employees and those of its Affiliates not to make), any (x) public statements (including any statement that would reasonably be expected to become public), written or oral, that would reasonably be understood to disparage or defame the business, goodwill or reputation of any Seller or, in the case of Sellers that are not natural Persons, any of their respective direct and indirect subsidiaries or controlled Affiliates or any of their respective present or former directors, members, managing directors, officers or executives; (y) disparaging or defamatory statements, written or oral, to any Person that is known by the maker to be a client, potential client (or, in the case of Eurazeo, potential investment target (including its directors, executives and employees) of, or potential investor (including its directors, executives and employees) in, Eurazeo or any Eurazeo investment fund) or other Person who transacts business with any Seller which would reasonably be expected to adversely affect the commercial relationship (or prospective commercial relationship or likelihood of entering into a commercial relationship) between such Person and such Seller, or (z) negative statements, written or oral, relating to the Restructuring, this Agreement or the transactions contemplated hereby (other than, in the case of this clause (z), statements made at any meeting of the Company Board (under circumstances in which such statements would not reasonably be expected to become public); provided, however, that notwithstanding anything in this Section 5(a)(ii) to the contrary, (A) (1) any Person otherwise restricted by this Section 5(a)(ii) shall be permitted to disclose factual information regarding any Person or the transactions contemplated by this Agreement in such Person’s public filings and in meetings with financial analysts to the extent it is advised by Wachtell, Lipton, Rosen & Katz (or other internationally recognized U.S. counsel) or Deloitte & Touche LLP (or another internationally recognized accounting firm) that it is necessary to do so at such time under U.S. law and disclosure practice or applicable accounting regulations and practice, as the case may be, but only as and to the extent necessary, and (2) any of New Holdings, PublicCo or the Company (and any of their respective directors, executives and employees or those of their respective Affiliates) may make any statement the making of which is required by applicable Law at such time, but only as and to the extent so required by applicable Law, provided that in making any such disclosures permitted by this clause (A) any disclosing Person shall abide (and shall use its reasonable best efforts to cause its directors, executives, and employees and those of its Affiliates to abide) to the greatest extent possible by the non-disparagement spirit of this Section 5(a)(ii) and shall give (and shall use its reasonable best efforts to cause its directors, executives, and employees and those of its Affiliates to give) the relevant Seller advance notice of any such disclosure and the opportunity to comment on the language of such disclosure, (B) none of New Holdings, the Company or PublicCo (or any of their respective directors, executives and employees or those of their respective Affiliates) shall be prohibited or restricted by the provisions of this Section 5(a)(ii) from making any statements in connection with the assertion or enforcement of any rights they may have under the Amended Lazard Agreement or this Agreement, or rights arising from their capacity as members or managing members of New Holdings, PublicCo, Opco, FinanceCo or any of their respective direct or indirect subsidiaries or controlled Affiliates or in response to court proceedings commenced against any of them (or any of their respective directors, executives and employees or those of their respective Affiliates), provided in the case of this clause that such statements are made under oath or in pleadings filed in any court proceeding and (C) none of New Holdings, the Company or PublicCo (or any of their respective directors, executives and employees or those of their respective Affiliates) shall be prohibited or restricted by the provisions of this Section 5(a)(ii) from (1) making any statements contemplated or permitted hereunder or (2) following delivery of an Adverse Effect Notice, making statements concerning or disputing the Adverse Effect(s) identified in such notice.

(b) Non-Solicitation of Employees.

(i) From the date hereof until the date that is twelve months following the Closing (the “Restricted Period”), each Exiting Seller agrees not to, and not to knowingly cause, encourage or facilitate any other

Person to (and, in the case of any Exiting Seller that is not an individual, agrees to use its reasonable best efforts to cause its directors, executives and employees and those of its Affiliates not to), either directly or indirectly, on such Exiting Seller’s own behalf or on behalf of others (A) hire any Company Employee (as defined below) or knowingly Solicit (as defined below) any Company Employee to leave the Company Group’s employ (or, in the case of any non-employee partner, director or officer, to cease acting in such capacity) or (B) recommend or knowingly assist or encourage any business or Person to hire or Solicit (as defined below) for employment any Company Employee; provided that clause (B) shall not prevent any Person from providing a written or oral reference for any Company Employee upon request of a prospective employer, or after the termination of employment of such Company Employee by the Company Employee or by the Company, provided in either case that the Person from whom the reference is sought is not otherwise in breach of this Section 5(b)(i). For purposes of this Section 5(b)(i), the phrase “Company Employee” shall mean each Person who as of the Closing Date is, or at any time within the 12-month period preceding the Closing Date was, employed as an executive officer or as a working partner and/or managing director by the Company Group, or as a member of the Company’s professional staff having the title of (or senior to) vice president (or its equivalent) whether on a full-time or part-time basis, provided that such phrase shall not include any Exiting Seller. As used in this Agreement, the term “Solicit” means any direct or indirect communication of any kind whatsoever inviting, advising, encouraging or requesting any Person or entity, in any manner, to take or refrain from taking any action. The restrictions in this Section 5(b)(i) shall not be deemed to hinder or prevent the Solicitation of any employee of the Company Group solely pursuant to a general, mass Solicitation of employment not specifically targeted at employees of the Company Group. In the event any Exiting Seller serves as chairman or director (or performs such similar function) of a Person that is not an Affiliate of an Exiting Seller and formal approval of such Exiting Seller acting in such capacity is required in connection with the hiring or Solicitation of any Person, such Exiting Seller may grant such approval (and/or sign any relevant employment agreement on behalf of the hiring Person) without being in breach of this Section 5(b)(i) provided that such Exiting Seller did not Solicit such prospective employee in violation of this Section 5(b)(i) and is not at such time otherwise in breach of this Section 5(b)(i).

(ii) During the Restricted Period, each of New Holdings, PublicCo and Opco agrees not to, and agrees to use its reasonable best efforts to cause each member of the Company Group not to, and agrees not to knowingly cause, encourage or facilitate any other Person to, either directly or indirectly, on such Person’s own behalf or on behalf of others, (A) hire any employee of Eurazeo or its Affiliates (a “Eurazeo Person”) or knowingly Solicit any Eurazeo Person to leave Eurazeo’s (or its

Affiliates’) employ (or, in the case of any non-employee partner, director or officer, to cease acting in such capacity), (B) recommend or knowingly assist or encourage any business or Person to hire or Solicit for employment any Eurazeo Person, provided that clause (B) shall not prevent any Person from providing written or oral reference for a Eurazeo Person upon request of a prospective employer, or after the termination of employment of such Eurazeo Person by such Eurazeo Person or by Eurazeo or its Affiliates provided in either case that the Person from whom the reference is sought is not otherwise in breach of this Section 5(b)(ii). For purposes of this Section 5(b)(ii), the phrase “employee of Eurazeo or its Affiliates” shall include each Person who as of the Closing Date is, or at any time within the 12-month period preceding such date was, employed by Eurazeo or its Affiliates as an executive officer or as a working partner and/or managing director, whether on a full-time or part-time basis. The foregoing shall not be deemed to hinder or prevent the Solicitation of any employee of Eurazeo or its Affiliates solely pursuant to a general, mass Solicitation of employment not specifically targeted at employees of Eurazeo or its Affiliates.

(c) Non-Competition

(i) During the period from the Closing until the second anniversary of the Closing Date, the Sellers, other than Eurazeo and those identified on Schedule 6 hereto (all such Sellers other than Eurazaeo and other than those listed on Schedule 6, the “Non-Compete Sellers”) shall not, without the prior written consent of New Holdings and Opco, directly or indirectly, (A) engage on such Seller’s own behalf in a Competitive Enterprise (as defined below) or (B) own any interest in or engage in or perform any service for any Competitive Enterprise, either as a partner, owner, employee, consultant, agent, officer, director, shareholder or otherwise. Notwithstanding the foregoing, (x) this Section 5(c) shall not be deemed to prohibit (I) any Non-Compete Seller from engaging in the activities (including service as a director (or similar function)) set forth on Schedule 6 and (II) the ownership by any Non-Compete Seller (or any group of Non-Compete Sellers acting in concert) of not more than five percent of the capital stock of any Person whose capital stock is publicly traded on a national stock exchange of the United States or other major exchange, interdealer quotation system or over-the-counter market, provided that ownership of the equity interests in any Person listed on Schedule 6 shall not violate this sentence. Any other provision to the contrary notwithstanding, MDW shall be subject to the provisions of this Section 5(c) until the Office Space Termination Date, regardless of whether such date is before or after the second anniversary of the Closing Date. The “Office Space Termination Date” means the date on which MDW’s right to use office space at New Holdings or Opco is terminated, which right MDW may terminate only on six-month advance written notice to Opco, which notice cannot be provided prior to September 30, 2006.

(ii) For purposes of this Agreement, the term “Competitive Enterprise” means a business enterprise that (A) engages on a non-immaterial basis in any activity or business, or (B) owns or controls a significant interest in any entity that engages on a non-immaterial basis in any activity or business, that, in either case, competes in any non-immaterial way with any activity or business in which the Company and/or any of its subsidiaries is engaged in a non-immaterial way as of the date of this Agreement, other than activities and businesses for its or their own account.

(d) Competing Transaction. For so long as this Agreement remains in effect, each Exiting Seller agrees not to, and not to cause, or knowingly encourage or facilitate any other Person to (and, in the case of any Exiting Seller that is not an individual, agrees to use its reasonable best efforts to cause its advisors, representatives, directors, executives and employees and those of its Affiliates not to), directly or indirectly, initiate, Solicit or engage in negotiations with respect to any Competing Transaction. A “Competing Transaction” is any transaction or series of related transactions involving any entity of the Company Group the completion of which (or any part thereof) would reasonably be expected to prevent, materially delay, reduce the likelihood of or otherwise materially adversely affect consummation of any of the Closing Steps, including the Exchange, the Forced Sale, the Separation, the IPO, the Debt Offerings and the Redemptions, or, if the Alternate Transaction is selected, any component thereof, or the likelihood that any condition to any of the foregoing will be satisfied.

(e) Access to Information. The Company shall continue to provide any applicable Seller with reasonable access to such pre-Closing information about the Company as any such Seller may reasonably require for its tax and financial reporting obligations, subject to appropriate undertakings of confidentiality (as if such information were delivered pursuant to Section 9.06 of the Lazard Agreement).

(f) No Distributions. Other than as provided in this Section 5(f) or Section 1(a) hereof, each Seller waives the right to receive any distributions or allocations of profit made or to be made in respect of its Purchased Interests or New Holdings Interests for any Accounting Period (as defined, in the case of Company Interests, in the Lazard Agreement or, in the case of New Holdings Interests, in the New Holdings Agreement) beginning on or after January 1, 2004, provided that if this Agreement is terminated pursuant to Section 8(b)(ii) hereof, then such waiver shall be rescinded and each such Seller’s right to any such distribution or allocation shall be reinstated (and, to the extent a distribution is owed, it shall be paid to such Seller reasonably promptly thereafter, together with interest from the date on which such Seller otherwise would have been entitled to receive such distribution at the same rate as the rate at which distributions are made on underlying capital of the Company). Allocations of losses for any Accounting Periods shall be allocated to the capital account of each Seller in the ordinary course as provided in the Lazard Agreement; provided that no such allocation of loss or reduction of capital shall reduce the Sale Consideration to be received by any Seller and provided further that each Seller shall receive a memorandum capital credit equal to the amount of any loss so allocated, which memorandum capital credit shall not increase the Sale Consideration to be received by any Seller. The waiver of the right to receive any distributions or allocations pursuant to this Section 5(f) shall be reflected in the Amended Lazard Agreement, the New Holdings Agreement or such other agreements governing the allocation of income and loss of the members of the Company and New Holdings, respectively, including in each case for U.S. federal income tax purposes. The parties acknowledge that Sellers have not received any distributions in respect of Purchased Interests for any Accounting Period beginning on or after January 1, 2004. The parties therefore agree that the Sellers shall not be allocated any item of income, gain or credit for any period (or portion thereof) beginning on or after January 1, 2004, except that each Seller will receive an allocation for calendar year 2004 as provided in the Lazard Agreement in an amount equal to the 2004 Interest (the “2004 Interest Allocation”). In the case of a reinstatement pursuant to the first sentence above, (i) Opco shall promptly provide each Seller with sufficient information to enable each Seller to file any tax returns on account of its ownership of Company Interests for Accounting Periods (or portions thereof) beginning on or after January 1, 2004, (ii) the Sellers shall, within thirty days of receipt of such information, file or amend any tax returns necessary in order to give effect to the reinstatement and (iii) New Holdings and Opco shall jointly and severally indemnify, defend and hold harmless, on an after-tax basis, each Seller against any tax penalties or interest charges incurred by such Seller that would not have arisen but for such reinstatement. In the event that any Seller owes income taxes (other than as a result of the transactions contemplated hereby or as a result of the 2004 Interest Allocation) in respect of its ownership interests in either the Company or New Holdings for any taxable period (or portion thereof) beginning on or after January 1, 2004 and there has not been a reinstatement pursuant to the first sentence above, the Company or New Holdings, as the case may be, shall promptly pay to such Seller, by wire transfer of immediately available funds to an account or accounts designated in writing by such Seller, the full amount so owed (taking into account any deduction for state and local income taxes allowed for U.S. federal income tax purposes and any foreign tax credit or deduction allowed for U.S. federal income tax purposes for non-U.S. income taxes paid by such Seller (with respect to such ownership interests), the Company or New Holdings) plus an amount, if any, necessary to make such Seller whole on an after-tax basis, with respect to such period (or portion thereof).

(g) Release.

(i) Effective immediately upon the Closing, and excepting the obligations of any Company Released Person (as defined below) under or pursuant to this Agreement, each of the Exiting Sellers, on behalf of itself and each of its Affiliates, to the greatest extent permitted by law, hereby waives, releases and discharges any and all claims or causes of action that any such Person has, had or may have against the Company Released Persons arising out of, or related to, or otherwise in connection with (i) the Company (including its affairs and operations) and any other member of the Company Group, (ii) the Purchased Interests and any rights associated therewith, including pursuant to the Lazard Agreement or the Amended Lazard Agreement, (iii) any and all aspects of the Restructuring (or similar aspects of the Alternate Transaction) and (iv) if applicable, any employment, severance or bonus agreement between such Seller and any member of the Company Group, but excluding in the case of any of clauses (i) – (iv), any such claims or causes of action to the extent arising out of, or related to or otherwise in connection with (x) any ordinary course business dealings (such as (1) provision of money management services by the Company or an Affiliate of the Company to a Seller or its Affiliates or (2) rights under or with respect to benefits plans maintained by or on behalf of the Company, its Affiliates or their respective predecessors), (y) the matters listed on Schedule 7 attached hereto, or (z) a Seller’s capacity as a holder of any Company Interests and rights associated therewith other than those Interests and rights specified in clause (ii) above (provided that this clause (z) notwithstanding, no Seller or any of its Affiliates shall have any claim in respect of any aspect of the Restructuring (or any similar aspect of an Alternate Transaction) of which such Seller is aware or that is contemplated by this Agreement, nor shall any Seller or any of its Affiliates have any claim relating to the Transaction or this Agreement other than in direct regard to the Interests and rights referred to in this clause (z)) (the matters in clauses (i), (ii), (iii) and (iv) above together, “Released Claims”), and hereby acknowledges that the Sale Consideration is in full satisfaction of any and all rights the undersigned may have had with respect to such Released Claims; provided that, notwithstanding the foregoing, nothing contained herein shall release any Person from, or operate as a waiver in respect of (A) any obligation to indemnify or contribute in respect of third party claims against, or to exculpate, any Exiting Seller or its Affiliates pursuant to any existing agreement between any such Seller or its Affiliates and any Company Released Person, or (B) any liabilities or obligations under or pursuant to this Agreement, including, without limitation, to the extent that such obligations under the Lazard Agreement shall survive the Closing in accordance with Sections 5(l) and 5(m)(v) hereof; and provided, further, that the release in this Section 5(g)(i) shall not apply to any Company Released Person to the extent that any Claim is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the fraud, gross negligence or willful misconduct of any Company Released Person. The term “Company Released Persons” shall mean the Company, each member of the Company Group, each Company Person and Company Employee and the agents, attorneys-in-fact, proxies, attorneys, advisors, legal representatives, and assigns of each of the foregoing.

(ii) Effective immediately upon the Closing, and excepting only their obligations under or pursuant to this Agreement, each of New Holdings, PublicCo and the Company, on behalf of itself and each of its Affiliates, to the greatest extent permitted by law, hereby waives, releases and discharges any and all claims or causes of action that any such Person has, had or may have against the Exiting Sellers and their employees, directors, officers, Affiliates, agents, attorneys-in-fact, proxies, insurers or co-insurers, attorneys, advisors and legal representatives, and assigns of each of the foregoing, arising out of, or related to, or otherwise in connection with Released Claims but excluding any such Released Claims or causes of action arising out of, or related to or otherwise in connection with (x) any ordinary course business dealings (such as provision of money management services by the Company or an Affiliate of the Company to a Seller or its Affiliates) or (y) the matters listed on Schedule 7 attached hereto; provided, that notwithstanding the foregoing, nothing contained herein shall release any Person from, or operate as a waiver in respect of any obligation of such Person arising under or relating to any exculpation, indemnification or contribution provisions that are not released or waived under Section 5(g)(i); and provided, further, that the release with respect to any particular Exiting Seller shall not apply to the extent that any claim or cause of action is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the fraud, gross negligence or willful misconduct of the Exiting Seller in question or any of its employees, directors, officers, Affiliates, agents, attorneys-in-fact, proxies, insurers or co-insurers, attorneys, advisors, legal representatives or assigns.

(h) Review of Offering Documents. Opco, New Holdings and PublicCo agree, as applicable, to provide, or, if applicable, to cause FinanceCo to provide, each of MDW and Eurazeo (the “Reviewing Sellers”) with the reasonable opportunity to review and comment upon each Offering Document (as defined below), other than the initial filing of the registration statement relating to the IPO, a reasonable period of time in advance of each filing with the SEC (in the case of a registration statement) or distribution to prospective investors (in the case of any other Offering Documents), and (i) to consider in good faith any timely made comments and suggestions made by the Reviewing Sellers and (ii) to incorporate such comments if failure to do so could reasonably be expected, in the good faith judgment of the issuer with respect to such Offering Document, to result in violation of or give rise to liability under any applicable securities laws. For purposes of clauses (i) and (ii) above, where the relevant issuer would otherwise elect not to incorporate any comment or suggestion made by a Reviewing Seller, the relevant Reviewing Seller shall be provided with the reasonable opportunity to discuss any such comments directly with the relevant issuer, the Underwriters, the auditors and outside counsel for the Underwriters and for the relevant issuer. For purposes of this Agreement, the term “Offering Documents” means (i) any registration statement or report to be filed with the SEC (including any amendments) in connection with the IPO (if any) or any registered Debt Offering, including in each case any preliminary or final prospectus contained therein, (ii) any report, offering circular or private placement memorandum or other confidential information memorandum provided to potential investors in connection with the Debt Offerings (if any) if the offering of securities described therein is being made on an unregistered basis and (iii) the initial press release issued or made by or on behalf of New Holdings, PublicCo, Opco or FinanceCo in connection with the IPO, the Debt Offerings or the other transactions contemplated hereby and those portions of any material subsequent press release concerning the IPO or Debt Offerings, including, in the case of clauses (i) and (ii), as applicable, any amendments or supplements thereto.

(i) Bona Fide Offers. The Company agrees that in the event a bona fide offer for a Competing Transaction is made known to the Head of Lazard, the Head of Lazard promptly shall inform the Board of the Company of such fact.

(j) Federal Reserve. In the event that Eurazeo determines that it is necessary or desirable to make a filing or other communication with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) relating to the transactions contemplated by this Agreement, it shall consult in good faith with the Company prior to making such a filing or other communication and the Company shall have the right to review in advance all material written information submitted by Eurazeo to the Federal Reserve in connection with the transactions contemplated by this Agreement. In exercising the foregoing rights, each of the parties hereto agrees to act reasonably and as promptly as practicable. In the event that it is determined that such a filing or other communication to the Federal Reserve should be made, Eurazeo, as relevant, will keep the Company apprised of the status thereof.

(k) Certain Filings and Communications; Cooperation.

(i) Certain Filings and Communications. The parties acknowledge and agree that it is in their collective best interest to coordinate their discussions with the French fiscal and accounting authorities regarding the transactions contemplated by this Agreement. In the event that Eurazeo determines that it is necessary or desirable to make a filing or other communication with any fiscal, accounting or other governmental authority relating to the transactions contemplated by this Agreement, Eurazeo shall make such filing as promptly as reasonably practicable after the date of this Agreement (it being understood that additional filings may need to be made in the event this Agreement is amended in accordance with its terms) and Eurazeo will provide each of the Company and MDW with advance notice of such filing or communication and will provide each of the Company and MDW a reasonable opportunity to comment on such filing or communication. The Company shall cooperate fully with respect thereto and, if requested by Eurazeo, or if the Company elects, will participate in such communication. In the event that New Holdings, PublicCo or the Company determines that it is necessary or desirable to make a filing or other communication with any tax, accounting, fiscal or other governmental authority relating to the transactions contemplated by this Agreement that could reasonably be expected to impact positions taken by Eurazeo or the other Sellers with respect to any such matter or any related matter, or which is related to the transactions contemplated by this Agreement and for which it desires Eurazeo’s or the Sellers’ cooperation, New Holdings, PublicCo or the Company, as the case may be, will provide Eurazeo and MDW with advance notice of such filing or communication and will provide Eurazeo and MDW a reasonable opportunity to comment on such filing or communication. Eurazeo and MDW shall cooperate fully with respect thereto and, if reasonably requested by New Holdings, PublicCo or the Company, as the case may be, will participate in such communication, provided that in connection with any such communication, no statement, written or oral, may be made that is contradictory or inconsistent with the statement contemplated by Section 5(n).

(ii) Cooperation. In respect of the consents, registrations, approvals, permits and authorizations listed on Schedule 8, along with any additional consents, registrations, approvals, permits and authorizations as the Company may reasonably require Seller cooperation in obtaining that are not unreasonably burdensome to Sellers, or expose Sellers to non-de minimis increased legal, tax or accounting risk or non-de minimis out-of-pocket costs (such items, to the extent relevant to the form of Transaction, “Regulatory Approvals”, and any Regulatory Approvals designated as “Required” on such Schedule 8, “Required Regulatory Approvals”), the parties shall cooperate with each other and use their reasonable best efforts to take or cause to prepare and file as promptly as practicable any documentation and to effect all other necessary notices, reports and other filings necessary or advisable to obtain each such Regulatory Approval; provided that, (x) neither the Company nor Eurazeo shall have any obligation to agree to divest any portion of its business (or, in the case of Eurazeo, any portfolio company or portion thereof) or agree to any restriction on the conduct of its business (or, in the case of Eurazeo, the business of any portfolio company) or any change to the Restructuring, and (y) the Sellers, with prior written notice to the Company, to the extent relevant, shall have the right to make the statement in Section 5(n) in any such documentation, notice, report or filing. Subject to Section 1(b)(v)(E), in the case of an Alternate Transaction, the Company may in its discretion amend Schedule 8 to add or delete Regulatory Approvals or Required Regulatory Approvals as appropriate for such Alternate Transaction.

(l) Confidentiality. Each Seller acknowledges its obligations under, and agrees to abide in full by, Section 9.06 of the Lazard Agreement, which obligations, notwithstanding anything in this Agreement to the contrary, shall remain binding upon each Seller after the Closing without regard to whether such Seller is a member of the Company after the Closing, and are incorporated by reference herein, and with respect to each Seller, shall survive the Closing and any amendment of the Lazard Agreement, and each Seller that is not an individual further agrees to use its reasonable best efforts to cause its directors, executives and employees and those of its Affiliates to comply with the requirements of such Section 9.06 of the Lazard Agreement as if such requirements applied to such Persons directly. Each of New Holdings, PublicCo and the Company shall, and shall cause each member of the Company Group (and agrees to use its reasonable best efforts to cause its directors, executives and employees and those of its Affiliates) to keep confidential all information that is not generally known to the public concerning each Seller and its Affiliates furnished by such Seller or its representatives to any member of the Company Group in connection with the transactions contemplated by this Agreement or in respect of such Seller’s Interests; provided that any member of the Company Group may disclose any such information (i) as and to the extent required by any applicable Law, rule, regulation, securities exchange, banking supervisory authority or other governmental or self-regulatory organization, (ii) to its legal counsel or (iii)

with such Seller’s prior written consent. In the event that any disclosure contemplated by the foregoing clause (i) or by the proviso to Section 9.06(a) of the Lazard Agreement is requested in any proceeding, the disclosing party will provide the relevant party whose information will be disclosed with prompt written notice of such request so that such relevant party may seek an appropriate protective order. If in the absence of a protective order the disclosing party, in the opinion of counsel, is compelled in a proceeding to disclose any such confidential information, such disclosing party may disclose such portion of such confidential information that, based on the advice of counsel, it is compelled to disclose; provided, however, that to the extent permissible under applicable Law, such disclosing party shall provide such relevant party with written notice of the information to be disclosed as far in advance of its disclosure as is practicable and shall use its reasonable best efforts to obtain assurances that confidential treatment will be accorded to such information.

(m) Indemnification and Contribution; Exculpation.

(i) Each of New Holdings, PublicCo and Opco (collectively, the “Indemnifying Persons”) shall, to the fullest extent permitted by law, jointly and severally, indemnify and hold harmless each Indemnified Person (as defined below) against any actual out-of-pocket losses, claims, damages or liabilities (excluding consequential damages, lost profits or other similarly speculative items) (collectively, “Losses”), joint or several, to which the Seller, and each of its employees, Affiliates, directors, officers, agents, attorneys-in-fact, proxies, attorneys, advisors and legal representatives, and each of their assigns (collectively, the “Indemnified Persons”), may become subject, under applicable securities laws or otherwise, (A) in their capacities as Class B-1 Members, Class C Members, directors, employees, executives, partners, shareholders, officers or Affiliates of the Company, New Holdings, PublicCo or any of their subsidiaries to the extent such Losses arise out of or in connection with the IPO, the Debt Offerings, the Restructuring or any other transaction contemplated by this Agreement and (B) in their (or any predecessor entities’) capacity as general partner, manager, director or other fiduciary of any predecessor of the Company or any of its Affiliates (or any Affiliate of any such predecessor entity), and will reimburse such Indemnified Persons for any legal or other expenses reasonably incurred by such Persons in connection with investigating or defending any such action or claim as such expenses are incurred; provided that no Indemnified Person shall be entitled to any indemnification or expense reimbursement to the extent that (x) any breach of this Agreement by such Indemnified Person (including an inaccuracy of a representation or warranty of such Indemnified Person) or (y) any fraud, gross negligence or willful misconduct of such Indemnified Person caused or contributed to such Loss. For the avoidance of doubt, no Person is indemnified hereunder (1) for claims relating to the authority of such Person to execute this Agreement, (2) for claims that the execution and delivery of this Agreement or the consummation of transactions contemplated herein are not in such Person’s best interests or (3) in respect of any Loss arising from a claim against the Indemnified Person by any Person with whom or which the Indemnified Person had a fiduciary, agency or trust relationship to the extent such claim arises out of such fiduciary, agency or trust relationship, except, in the case of Losses due to the matters referred to in this clause (3), if any of the representations and warranties of the Company, New Holdings and PublicCo that are made in the Agreement, were not true and correct in all material respects when made and as of the Closing Date as though made on such date, to the extent such failure to be true and correct contributed to such Losses.

(ii) [Intentionally Omitted.]

(iii) Promptly after receipt by an Indemnified Person hereunder of notice of the commencement of any action, such Indemnified Person shall, if a claim in respect thereof is to be made against the Indemnifying Persons pursuant to this Section 5(m), notify the Indemnifying Persons in writing of the commencement thereof, provided that the omission to so notify the Indemnifying Persons shall not relieve them from any liability pursuant to this Section 5(m), except and then only to the extent the defense of such claim is prejudiced by such failure or delay in the giving of notice. In case any such action shall be brought against the Indemnified Person and it shall notify the Indemnifying Persons of the commencement thereof, one of the Indemnifying Persons (to be selected by the Indemnifying Persons in any manner they so choose; the Person so selected, the “Defending Indemnifying Person”) shall be entitled to participate therein and, to the extent that it shall wish, assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Person, and, after notice from the Defending Indemnifying Person to the Indemnified Person of its election to so assume the defense thereof, none of the Indemnifying Persons shall be liable to the Indemnified Person hereunder for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by the Indemnified Person, in connection with the defense thereof. The Defending Indemnifying Person shall not, without the written consent of the Indemnified Person, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Person is an actual or potential party to such action or claim) unless the proposed settlement involves only the payment of money damages by the Indemnified Person for which such Indemnified Person is fully indemnified under this Agreement and does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of such Indemnified Person.

(iv) If the indemnification provided for in this Section 5(m) is unavailable (other than as a result of application of the proviso to Section 5(m)) to or insufficient to hold harmless the Indemnified Person in respect of any Losses, then the Indemnifying Persons shall jointly and severally contribute to the amount paid or payable by the Indemnified Person as a result of such Losses (A) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Persons, on the one hand, and the Indemnified Person, on the other, in respect of the transactions contemplated by this Agreement or (B) if the allocation provided by clause (A) is not permitted by applicable Law, or provides a lesser sum to the Indemnified Person than the amount hereinafter calculated, in such proportion as is appropriate to reflect not only the relative fault of the Indemnifying Persons, on the one hand, and the Indemnified Person, on the other, but also the relative benefits received by the Indemnifying Persons, on the one hand, and the Indemnified Person, on the other, from the transactions contemplated by this Agreement as well as any other relevant equitable considerations. The amount paid or payable by the Indemnified Person as a result of the Losses referred to above in this Section 5(m)(v) shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any such action or claim.

(v) Notwithstanding anything in this Agreement to the contrary, and without duplication of the rights to indemnification and contribution provided in paragraphs (i)-(iv) of this Section 5(m), the rights to exculpation and indemnification provided to the Sellers pursuant to Article VIII of the Lazard Agreement shall, in accordance with Section 8.04 of the Lazard Agreement, survive the Closing and any amendment or termination of the Lazard Agreement.

(n) Publicity; Contents of Offering Document. Each of New Holdings, PublicCo, FinanceCo, the Company, Eurazeo and MDW shall consult with each other prior to issuing the initial press releases and any other public announcements (including in the cases of Eurazeo and MDW, interviews with members of the press or media) regarding the transactions contemplated by this Agreement and no such press releases or other public announcements shall be issued or made unless expressly agreed in advance by each such party, except as may be required by applicable Law. In the event that any of New Holdings, PublicCo, FinanceCo, the Company, or any Seller shall be so required to issue or make any such press release or other public statement under applicable Law, such party shall notify each other party of such requirement as far in advance as is practicable and shall use its reasonable best efforts to consult with each other party regarding the contents of such press release or other public statement. From the date of filing with the SEC of any Disclosure Document (including with respect to an Alternate Transaction) until the first to occur of (A) the conclusion of the offering to which such Disclosure Document relates, (B) the withdrawal from the SEC of such Disclosure Document, and (C) announcement by the Head of Lazard that the offering to which such Disclosure Document relates has been abandoned, each Seller agrees not to (and, in the case of any Seller that is not an individual, agrees to use its reasonable best efforts to cause its representatives, advisors, directors, executives and employees and those of its Affiliates, not to) (1) subject to the Disclosure Provisos, make or issue any public statements, press releases or other public announcements, or (2) give any interviews with members of the press or media, regarding, in either such case, any offering referred to herein or the transactions contemplated by this Agreement; provided that nothing in this sentence shall prohibit the making of statements otherwise permitted to be made pursuant to proviso (C)(2) to Section 5(a)(i) hereof. Notwithstanding anything in this Agreement to the contrary, this Section 5(n) shall not prohibit or restrict any Seller from making, and each of New Holdings, PublicCo, FinanceCo and the Company shall ensure that each Offering Document shall prominently display the following statement (or such other statement as MDW and the Company may agree upon in writing): “Because one of the primary purposes of this offering, the additional financing transactions and the proposed restructuring of Lazard’s operations is to facilitate the redemption of the interests of the historical partners, the representatives of the historical partners on the Lazard Group board do not intend to and will not take any action with respect to these matters. Accordingly, we expect to obtain Lazard Group board approval of these matters on the closing date of this offering after representatives of the historical partners on the Lazard Group board have resigned from the board. The completion of this offering will not occur unless a Lazard Group board approval is obtained.”

(o) Efforts to Consummate Transactions; No Interference. Each Seller agrees not to take any action that is inconsistent with the terms of this Agreement and that is intended to, or could reasonably be expected to, block or interfere with any efforts taken by New Holdings, PublicCo, the Company or any Company Person in furtherance of the transactions contemplated hereby, including the Anticipated Transaction or Alternate Transaction (in the case of an Alternate Transaction, to the extent Sellers are aware such efforts are in furtherance of the Alternate Transaction), and to not take, and to use reasonable best efforts to cause its directors, executives and employees and those of its Affiliates not to take, any actions the effect of which would be reasonably expected to prevent, materially delay, reduce the likelihood of or otherwise materially adversely affect consummation of any of the Closing Steps, including the Exchange, the Forced Sale, the Separation, the IPO, the Debt Offerings, the Third Party Investment or the Redemptions, or, if the Alternate Transaction is selected, any material component thereof of which Sellers have been informed, or the likelihood that any condition to any of the foregoing will be satisfied, in each case unless expressly supported in writing by the Head of Lazard; provided that (A) this Section 5(o) shall not prohibit or restrict any Seller that is a member of the Board of the Company from exercising its rights as such member with respect to matters not reasonably understood to be related to the IPO, the Debt Offerings, the Third Party Investment, the Exchange, the Forced Sale, the Separation, the Redemptions or the Restructuring or the transactions contemplated by this Agreement or the Alternate Transaction, so long as any such exercise of rights is not taken with intent or purpose of causing any of the effects referred to in this sentence, and (B) nothing in this Section 5(o) shall be deemed to require any Seller that is a member of the Board of the Company to take any action in furtherance of the IPO, the Debt Offerings and the Restructuring or Alternate Transaction, except and to the extent specifically set forth in this Agreement.

(p) Provision of Certain Information; Updates.

(i) Until the Closing or the termination of this Agreement in accordance with its terms, the Company shall provide to MDW and to Eurazeo’s representative on the Board of the Company written copies (unless the Company determines, upon the advice of Wachtell, Lipton,

Rosen & Katz or other counsel to the Company reasonably acceptable to the Sellers that provision of such information in written form is inconsistent with the Company’s obligations under applicable securities laws) of such quarterly information concerning the Company in such form and at such times as the Board is entitled to receive pursuant to the Lazard Agreement, provided that (1) with respect to MDW, such information will not be shared with any other Person, and (2) with respect to Eurazeo’s representatives, (i) such information will not be shared by Eurazeo’s representatives with any other Persons except (A) MDW; (B) Eurazeo’s Management Board; (C) Eurazeo’s internal counsel; and (D) if, upon the advice of internal counsel, such representative concludes that it is necessary for Eurazeo’s auditors or outside counsel to view such information for the purpose of assisting in determining Eurazeo’s obligations with respect thereto, Eurazeo’s auditors and outside counsel, provided, in each case, that each such person executes a written acknowledgement that such information is confidential and subject to the terms of this Section 5(p)(i) and Eurazeo shall maintain a list of persons with whom such information is shared and will advise the Company of the identity of such Persons upon request and (ii) other than as provided in clause (i), (A) Eurazeo shall only make disclosure of such information to the extent it is required to do so under applicable law, including as is necessary to satisfy its fiduciary duties to its shareholders (it being understood that Eurazeo may make disclosures of information that is being disclosed to its shareholders to financial analysts as well); (B) Eurazeo and the Company shall endeavor to agree in good faith on the form and content of any disclosure pursuant to this clause (ii); (C) Eurazeo shall provide the Company the text (or, in the case of oral disclosure, a written summary) of any such proposed disclosure pursuant to this clause (ii) not less than five calendar days prior to the date such disclosure is proposed to be made; (D) officers of Eurazeo and, as appropriate, its auditors and counsel, shall be made available to discuss the form and content of such disclosure with officers of the Company and its representatives prior to the date such disclosure is proposed to be made; (E) the Company shall endeavor to provide all comments it may have to Eurazeo within two calendar days of receipt of the proposed disclosure from Eurazeo; (F) Eurazeo will consider in good faith any comments of the Company and its representatives received during such period; (G) in the event that the Head of Lazard, Chief Financial Officer of the Company or General Counsel of the Company advises Eurazeo that the Company objects to Eurazeo making the proposed disclosure as it is proposed to be made (after Eurazeo has reflected those of the Company’s comments that it accepts), the Head of Lazard and the Chief Executive Officer of Eurazeo shall meet (telephonically or in person) in an effort to resolve the disagreement; (H) in the event that, following such meeting, Eurazeo and the Company have not reached agreement on the form and content of such proposed disclosure, or if following the procedures set forth above is not legally possible under the circumstances and the Company does not consent to waive them, Eurazeo may only proceed with such disclosure provided that it furnishes the Company with the written advice of its auditors (with respect to disclosure relating to Eurazeo’s financial statements) or of internationally recognized counsel (with respect to other matters) to the effect that such disclosure is required to be made.

(ii) If Eurazeo determines in good faith that it is required to make an asset impairment accounting analysis with respect to its Purchased Interests, then the Company shall as promptly as practicable provide such cooperation and information (including written information) as Eurazeo may reasonably request in the completion of its asset impairment accounting analysis.

(iii) Each party agrees to keep the other parties informed on a regular basis, and not less frequently than every 30 days, as to the status of any efforts to obtain the Regulatory Approvals or to cause the conditions set forth in Sections 4(b)(ii)(E) and (F), including any change in status that could reasonably be expected to materially increase or decrease the likelihood of any such approval being obtained.

(iv) PublicCo and the Company agree to keep Eurazeo and MDW, on behalf of all of the Sellers other than Eurazeo, informed on a regular basis, and not less frequently than every 30 days, as to the status of any SEC review of any Disclosure Document, including any development or change in status that could reasonably be expected to (x) result in any material change to such Disclosure Document or (y) materially increase or decrease the likelihood of such Disclosure Document being declared effective or any such approval being obtained.

(v) At the request of MDW or Eurazeo, which request may be made no more frequently than once every 30 days, the Company will facilitate a meeting or conference call with a representative of the lead underwriters for the IPO and the Debt Offering, or, in the case of Bridge Financing, the lead bank or placement agent for such financing, to hear such representative’s views as to the likelihood of the IPO being consummated in light of then-prevailing market conditions.

(q) Tax Matters.

(i)	The parties hereto agree that, for all U.S. tax purposes:

(A)	The Exchange and First Redemption shall be disregarded;

(B)	With respect to each Seller, an amount equal to the product of (x) such Seller’s Second Redemption Consideration and (y) a fraction, the numerator of which is the IPO Proceeds (less directly allocated expenses) and the denominator of which is the aggregate Second Redemption Consideration, shall be treated as received in a sale or exchange pursuant to Section 707(a)(2)(B) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”); and

(C)	With respect to the excess of (x) each Seller’s Second Redemption Consideration over (y) the amount described in Section 5(q)(i)(B) above, Section 736(b)(2) of the Code is inapplicable on account of Section 736(b)(3) of the Code. To the extent Section 736 of the Code is applicable, the parties accordingly will treat payments made to the Sellers hereunder as being made in exchange for the Sellers’ interests in partnership property. Were Section 736(b)(2) of the Code to be found applicable, the parties hereby agree that, to the extent the Sellers receive distributions in the Second Redemption, such amounts, other than amounts described in Section 736(b)(2)(A) of the Code, shall be treated as a payment in respect of partnership property including goodwill of the partnership and this provision shall be considered a part of the Lazard Agreement and this paragraph shall be considered an amendment of that agreement.

(ii) The parties shall all file United States federal, state and local tax returns in a manner consistent with this Section 5(q) and the representations contained in Section 6(b)(vii) and shall not take any position inconsistent therewith unless required by a change in applicable Law after the date hereof or a “determination” within the meaning of Section 1313(a) of the Code, provided that nothing herein shall require any Seller to file any U.S. federal, state or local tax return in a manner consistent with the position of the U.S. Internal Revenue Service set forth in Revenue Ruling 91-32, 1991-1 C.B. 107, provided, however, that such Seller may report in connection with Section 5(q)(viii) the tax-related attributes and adjustments specific to each Seller’s particular circumstances.

(iii) The Company, New Holdings and PublicCo shall cooperate in good faith with each Seller following the Closing in connection with all official tax inquiries, the preparation of tax returns and other legitimate tax matters. Such cooperation shall include (without limitation) making available as reasonably requested, knowledgeable tax personnel and books, records and files relating to the transactions contemplated hereunder. In addition, the Company shall provide Eurazeo with all the information requested by Eurazeo that is necessary in order to timely prepare the statement referred to in paragraph (c)(2)(i)(B)(3) of Treasury Regulation Section 1.367(e)-2 in connection with a liquidation distribution assumed to occur on December 31, 2004 (or as of such other date as shall have been notified by Eurazeo to the Company not later than 60 days prior to such date.)

(iv) The Company and New Holdings, on the one hand, and Sellers, on the other hand, shall share equally all stamp, documentary, transfer and other similar taxes (“Transfer Taxes”) incurred in connection with the Exchange, the First Redemption, the Second Redemption or any Alternate Transaction. The Company, New Holdings and Sellers shall cooperate with one another in preparing and filing any tax returns required with respect to any such Transfer Taxes.

(v) The tax matters partner of the Company shall not (A) enter into any agreement to extend the period of limitations for making assessments pursuant to Section 6229(b)(1)(B) of the Code without the prior written consent of MDW and Eurazeo, but only if (i) such agreement could reasonably be expected to adversely affect any of the Sellers with respect to any period ending prior to or including the Closing and (ii) the absence of such agreement could not reasonably be expected to adversely affect any member of the Company other than the Sellers or (B) choose to litigate any U.S. federal income tax issue affecting the Company in any forum other than the United States Tax Court without the prior written consent of MDW and Eurazeo.

(vi) The parties agree to treat no more than a proportionate amount of $18,000,000 of the consideration to be paid to each Seller hereunder as attributable to assets described in Section 751(c) or 751(d) of the Code, unless required to do otherwise pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(vii) The parties agree to treat no more than $2,000,000 of the consideration to be paid to the Sellers hereunder as attributable to the non-competition obligations described in Section 5(c) unless required to do otherwise pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(viii) The Company shall (A) furnish to MDW and Eurazeo at least 30 days prior to the Closing Date certain documentation, which documentation shall be reasonably satisfactory to Eurazeo and MDW and shall include a valuation of the “net ECI gain” and the overall “net gain,” within the meaning of Revenue Ruling 91-32, 1991-1 C.B. 107 (the “Revenue Ruling”), of Lazard and shall include the Company’s good faith estimate, without taking into account any tax-related attributes or adjustments specific to any partner, of the percentage (which is expected to be no more than 55%) of the gain, if any, realized by any Seller in connection with such transactions that would constitutes “ECI (United States source) gain” to the extent the Revenue Ruling applies to the transactions contemplated hereunder (the “Good Faith Estimate”) and (B)

if requested by any Seller, cooperate in furnishing to such Seller any valuation information and tax-related attributes and adjustments specific to such Seller’s particular circumstances. The Company shall file all United States federal, state and local tax returns in a manner consistent with the Good Faith Estimate, which shall not exceed 55% except to the extent attributable to changes in valuation after the date hereof, and shall not take any position inconsistent therewith unless required by a change in applicable Law after the date hereof or a “determination” within the meaning of Section 1313(a) of the Code. The parties agree and acknowledge that (x) neither the Company nor any of its Affiliates makes any express or implied representation or warranty with respect to the Good Faith Estimate, and (y) any other provision hereof notwithstanding, each of the Company and its Affiliates disclaims any and all liability for any claims, and, to the fullest extent permitted by law, each Seller releases each of the Company and its Affiliates for any and all liability for any claims as to representations, warranties or statements related to the Good Faith Estimate, or in any documentation furnished to any of the Sellers or their representatives supporting the Good Faith Estimate.

(r) Interests in Subsidiary Entities.

(i) Subject to Section 8(b)(iii) hereof, as part of this Agreement and provided that the Agreement is not terminated pursuant to Section 8(b)(ii), to the fullest extent permitted by law, (a) Sociedad Recovia S.A. (“Recovia”) waives any and all rights it may have, including without limitation any rights to any payment of future income or of dividend shares, under (i) the agent agreement dated 20 January 2000 between Recovia, Precis (1823) Limited, Precis (1824) Limited, Precis (1825) Limited (the “Précis Companies”, now, respectively, Haojile Two Limited, Haojile One Limited and Haojile Three Limited) and Three Houses Investment Company Limited. (“THICL”) (the “Agent Agreement”), (ii) the settlement agreement dated 20 January 2000 between THICL and Mr Edouard Stern, (iii) the deed of novation dated 20 January 2000 between THICL, Mr Edouard Stern and the Précis Companies; (iv) a letter dated 20 February 2000 between THICL, Mr Edouard Stern, Lazard Brothers & Co. Limited, Lazard Frères & Cie, Lazard Frères & Co. LLC and the Précis Companies; and (v) any other agreement, arrangement or understanding (whether oral or written) concerning Credit Agricole Lazard Financial Products Limited or its subsidiaries or THICL, (including, for the avoidance of doubt, any right which Recovia may have to early payment of any future income or theoretical future dividend shares upon a “Relevant Event” (as such term is defined in Clause 8.1 of the Agent Agreement)); and (b) (1) any amounts due from Recovia under the Recovia Notes as set out in Schedule 9 of this Agreement (the “Recovia Outstanding Amounts”) shall be deemed repaid such that Recovia shall have no further liability to pay the Recovia Outstanding Amounts (but for the avoidance of doubt such deemed repayment shall be without prejudice to any other claim which may have accrued prior to the date of this Agreement) and (2) the amount otherwise due to Recovia as Second Redemption Consideration shall be reduced dollar for dollar by the amount of the Recovia Outstanding Amount.

(ii) Except as set forth on Schedules 7 or 11, none of the Sellers has any equity or voting interest in or debt or credit relationship with the Company or any Affiliate or subsidiary thereof or any right or option to acquire any such interest.

(s) Sale of Securities. The Company (but not PublicCo, FinanceCo or New Holdings), agrees that until the Closing, the Company shall not file a registration statement with the SEC with respect to securities of the Company, it being understand that, thereafter, no Exiting Seller (or any representative, designee or nominee of an Exiting Seller on the Lazard Board) shall be asked or required to approve such registration statement or the filing thereof.

(t) Enforceability of Covenants. The provisions of this Section 5 were negotiated in good faith by the parties hereto, and the parties hereto agree that such provisions are reasonable and are not more restrictive than necessary to protect the legitimate interests of the parties hereto. If any provision contained in Section 5 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of Section 5. It is the intention of the parties hereto that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time that is not permitted by applicable Law, or is any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court or arbitral tribunal of competent jurisdiction shall construe and interpret or reform such provision to provide for a restriction or covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable Law.

(u) D&O Insurance Tail. In the event the Company or PublicCo, in each of their sole discretion, obtains D&O insurance in respect of periods prior to the date hereof or prior to the Closing in respect of acts of persons in their capacities as director (or similar function), officer or employee of the Company or any of its Affiliates, the Company or PublicCo, as the case may be, shall use commercially reasonable efforts to cause such insurance to cover any Seller (and its employees, affiliates and directors) serving as a director (or similar function), officer or employee of the Company or any of its Affiliates as and to the extent persons who served in such capacities are otherwise covered by such insurance.

(v) Post-December 31, 2005 Efforts. In the event the Closing has not occurred by December 31, 2005 or an Abandonment Notice is delivered by the Head of Lazard, MDW and the Head of Lazard (and such others as they wish to include) shall, during the three months following the earlier of such events, review together, alternatives for the Company.

(w) Amended and Restated Lazard Agreement The form of the Fourth Amended and Restated Lazard Agreement, if it shall become effective prior to the consummation of the Second Redemption, shall be prepared by the Company and shall be in form and substance reasonably satisfactory, as and to the extent it relates to the Sellers’ interests in the Company while such document is in effect (taking into account the nature and duration of such interests) and to any matters related to the transactions contemplated by this Agreement, to MDW, on behalf of all of the Sellers other than Eurazeo, and Eurazeo.

Section 6. Representations and Warranties.

(a) Representations and Warranties of Each Seller. Each Seller, as to itself only and not any of the other Sellers, represents and warrants to New Holdings, PublicCo and the Company as of the date hereof and as of the Closing Date, as follows:

(i) Title and Interest. Such Seller owns beneficially and of record the Class B-1 Interests and Class C Interests set forth next to such Seller’s name on Schedule 1 hereto (it being understood that certain of the Purchased Interests beneficially owned by Eurazeo as of the date of this Agreement are held indirectly through Malesherbes S.A.S.), and such Seller has sole and full voting power and power of disposition with respect to such Company Interest, subject in all cases to the Lazard Agreement. With respect to each Seller, the Class B-1 Interests and Class C Interests set forth next to such Seller’s name on Schedule 1 hereto represent all of the Class B-1 Interests and Class C Interests beneficially owned of record by such Seller.

(ii) Absence of Liens. (A) Such Seller has good and valid title to its Purchased Interests free and clear of all liens, claims, encumbrances, security interests, options, charges and restrictions of any kind (collectively, “Liens”), except for those restrictions imposed by the terms of the Lazard Agreement and this Agreement and as of the Closing, the Amended Lazard Agreement, and (B) upon exchange of the New Holdings Interests in respect thereof as provided herein, good and valid title to the Purchased Interests owned by such Seller will pass to New Holdings, free and clear of any Liens, except for those restrictions or obligations imposed by the terms of this Agreement and the Amended Lazard Agreement.

(iii) Authority. Such Seller has full legal power, authority and right to execute and deliver, and to perform its obligations under, this Agreement. This Agreement has been duly and validly executed and delivered by such Seller and constitutes a valid and binding agreement of such Seller enforceable against such Seller in accordance with its terms. If such Seller is not an individual, such Seller represents that no further action, including any action of its board of directors, managers, members or shareholders, or any other corporate action, is required in connection with the execution and performance of the obligations of such Seller under this Agreement.

(iv) Conflicting Instruments; Regulatory Approvals. The execution and delivery of this Agreement and the performance by such Seller of its agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under (i) if such Seller is not an individual, its charter, bylaws, operating agreement or other governing documents, or (ii) any term of any agreement (assuming for this purpose, that each of the representations and warranties of the Company, New Holdings and PublicCo that are made in this Agreement is true and correct in all material respects when made and as of the Closing Date as though made on such date), judgment, injunction, order, decree, Law, regulation or arrangement to which such Seller is a party or by which such Seller (or any of its assets) is bound, except for any such breach, violation, conflict or default that, individually or in the aggregate, would not impair or adversely affect such Seller’s ability to perform its obligations under this Agreement or render inaccurate any of the representations made by it herein. Other than the Regulatory Approvals, no consents, approvals, authorizations, permits or other filings, reports or notices of, with or to any governmental entity are required in connection with the execution and delivery of this Agreement and the performance by such Seller of its agreements and obligations hereunder.

(v) Investment Representations. Such Seller is an “accredited investor” (as such term is used in the Securities Act of 1933, as amended) and, with respect to the New Holdings Interests, and the Opco Seller Interests to be acquired by such Seller pursuant hereto, (A) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of such Seller’s investment in New Holdings and Opco, respectively; (B) is capable of bearing the economic risks of either such investment (and acknowledges that such investment is subject to the restrictions set forth in the New Holdings Agreement and the Amended Lazard Agreement, respectively); and (C) is acquiring the New Holdings Interests and Opco Seller Interests in expectation of redemption, and not with a view to sale or distribution thereof.

(b) Representations and Warranties of New Holdings, PublicCo and the Company. New Holdings, PublicCo and the Company each represents and warrants, only as to itself, to each Seller as follows:

(i) Authority. Each of New Holdings, PublicCo and the Company has full legal power, authority and right to execute and deliver, and to perform its obligations under, this Agreement, subject to the receipt of approval of its respective board of directors or board of managers (to be given by the New Board, in the case of the Company) and, if applicable in the case of PublicCo, its stockholders. Subject to receipt of the foregoing approvals, this Agreement has been duly and validly executed and delivered by each of New Holdings, PublicCo and the Company, and constitutes a valid and binding agreement of such party enforceable against it in accordance with its terms. Other than approval of its respective board of directors or board of managers (to be given by the New Board, in the case of the Company) and, if applicable in the case of PublicCo, its stockholders, and, in the case of the Company, the adoption of the Amended Lazard Agreement, no further limited liability company or corporate action, including any action of the board of directors, managers, members or shareholders of each of New Holdings, PublicCo and the Company, or any other limited liability company or corporate action, is required in connection with the execution and performance of the obligations of New Holdings, PublicCo or the Company, respectively, under this Agreement.

(ii) Conflicting Instruments. Subject to receipt of approval of its respective board of directors or board of managers (to be given by the New Board, in the case of the Company) and, if applicable in the case of PublicCo, its stockholders, and, in the case of the Company, the adoption of the Amended Lazard Agreement, the execution and delivery of this Agreement and the performance by each of New Holdings, PublicCo and the Company of its agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under (A) its operating agreement or other governing documents, or (B) any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which New Holdings, PublicCo or the Company, respectively, is a party or by which such entity (or any of its assets) is bound, except for any such breach, violation, conflict or default that, individually or in the aggregate, would not impair or adversely affect its ability to perform its obligations under this Agreement or render inaccurate any of the representations made by it herein. Other than the Regulatory Approvals, no consents, approvals, authorizations, permits or other filings, reports or notices of, with or to any governmental entity are required in connection with the execution and delivery of this Agreement and the performance by each of New Holdings, PublicCo and the Company of its agreements and obligations hereunder.

(iii) New Holdings Agreement. Prior to the Exchange Closing, if applicable, all conditions required under the New Holdings Agreement to issue the New Holdings Interests to each Seller and to give effect to the New Holdings Redemption Provisions with respect to each Seller will have been satisfied, including the receipt of all necessary approvals thereunder.

(iv) Investment Company Act. None of the Company, PublicCo or New Holdings is an “investment company” as defined in the Investment Company Act, and none of such Persons will be deemed an “investment company” as a result of the transactions contemplated by this Agreement.

(v) Registration Statement Disclosure. None of the Disclosure Documents will, as of its date (or in the case of a registration statement or any amendment or supplement thereto, the date the registration statement, amendment or supplement (as applicable) is declared effective by the SEC or otherwise becomes effective) and as of the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of the Disclosure Documents will, as of their respective date or dates (or, in the case of a registration statement or any amendment or supplement thereto, the date the registration statement, supplement or amendment (as applicable) is declared effective by the SEC or otherwise becomes effective) and as of the Closing Date, comply as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the regulations promulgated thereunder (if applicable) and the antifraud provisions of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

(vi) Solvency. Each of PublicCo, New Holdings and the Company is and upon the consummation of the Redemptions will be Solvent (as defined below), none of the contribution of the IPO Proceeds (if any) by PublicCo to Opco, the Exchange or the Redemptions (in the case of the Anticipated Transaction) or any transaction step associated with an Alternate Transaction would constitute a “fraudulent conveyance” under applicable Law and the Company shall have sufficient capital to meet any regulatory capital requirements imposed upon it by Law. For purposes of this Agreement, the term “Solvent” shall mean, with respect to any Person, as of any date of determination, (A) the amount of the present fair saleable value of the assets of such Person will, as of such date, exceed the amount of all liabilities of such Person, contingent or otherwise, as of such date, (B) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (C) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business as currently conducted and as contemplated to be conducted, and (D) such Person will be able to pay its debts as they mature and has not incurred debts, and does not intend to incur debts, beyond its ability to repay such debts as they mature.

(vii) Tax Representations.

(A)	The Company does not own, and New Holdings will not own, any United States real property interests, as defined in Section 897(c) of the Code, other than leasehold interests, and, in the Company’s good faith estimate as of the date hereof, the aggregate fair market value of all such leasehold interests held by the Company or New Holdings is no greater than zero.

(B)	Schedule 10 sets forth a list of the Company’s direct subsidiaries organized under the law of the Federal Republic of Germany and the Company’s basis (for German tax purposes) therein.

(viii) The indemnification obligations in Section 5(m) shall not apply to any inaccuracy of the representations in Section 6(b)(vii) other than the representation contained in Section 6(b)(vii)(A).

Section 7. Covenants of Each Seller.

(a) No Inconsistent Agreements. Each Seller agrees that, for so long as this Agreement is in effect, it shall not take any action that would cause any of its representations and warranties hereunder not to be true and correct as of the Closing Date as if such representations and warranties were made as of such dates. Each Exiting Seller agrees that, for so long as this Agreement is in effect, he or she or it shall not enter into any agreement that, individually or in the aggregate, would impair or adversely affect such Seller’s ability to perform its obligations under this Agreement.

(b) Actions at Closing. Subject to Section 8(b)(iii), Eurazeo and each Seller that is a member of the MDW Group agrees that on the Closing Date, immediately prior to the Closing, MDW shall, and MDW and Eurazeo shall use its reasonable best efforts (including removing and replacing any such director if necessary) to cause each member of the Board of the Company appointed by him or it to, (i) vote to adopt Amendment No. 4 to the Lazard Agreement (in the form attached as Exhibit E, or, if the Transaction is an Alternate Transaction, an amendment to similar effect), and (ii) resign, effective as set forth therein, from the Board of the Company. For purposes of this Agreement, the “New Board” shall mean the Board of the Company immediately after the resignations above described in the preceding sentence. On the Closing Date, at the time indicated in the Closing Steps, the New Board shall vote upon the adoption of Amendment No. 5 to the Lazard Agreement (in the form attached as Exhibit F, or if the Transaction is an Alternate Transaction, an amendment having such effects as are relevant to the Alternate Transaction). The Lazard Agreement as amended and restated as of the First Redemption or thereafter shall be referred to herein as the “Amended and Restated Lazard Agreement.”

(c) No Votes Against the Transactions. Each Seller agrees, and each Seller agrees to use its best efforts (including removing and replacing any such director if necessary) to cause any Person serving as director or manager of the Company or New Holdings at the direction, designation, nomination or request of such Seller (i) not to take any action to call any meeting of the board of directors of the Company or New Holdings for the purpose of acting upon any action or proposal or to participate in or grant any consent to, and (ii) to vote against (including by withholding written consent) approval of, in either case any action or proposal the effect of which would be reasonably expected to prevent, materially delay, reduce the likelihood of or otherwise adversely affect consummation of any of the Closing Steps, including the Exchange, the Forced Sale, the Separation, the IPO, the Debt Offerings and the Redemptions, or, if the Alternate Transaction is selected, any component thereof, or the likelihood that any condition to any of the foregoing will be satisfied, in each case unless supported in writing by the Head of Lazard; provided that, this Section 7(c) shall not prohibit or restrict any Seller that is a member of the Board of the Company from exercising its rights as such member with respect to matters not related to the IPO, the Debt Offerings, the Third Party Investment or the Restructuring or the transactions contemplated by this Agreement so long as any such exercise of rights is not taken with intent or purpose of causing any of the effects referred to in this sentence. Any other provision of this Agreement notwithstanding, with respect to any act or decision under this Agreement that is, pursuant to this Agreement, within the discretion or judgment of the Company, the Company shall act or decide as directed by the Head of Lazard (except to the extent the Head of Lazard is not permitted to authorize such act or make such decision pursuant to section 3(a)(i) of his amended employment agreement or pursuant to the Amended Lazard Agreement), and each Seller agrees, and agrees to use its best efforts (including removing and replacing any such director if necessary) to cause any Person serving as director or manager of the Company at the direction, designation, nomination or request of such Seller, not to oppose or vote against any such action or decision so directed.

(d) Resignations; Unwind. Subject to Section 8(b)(iii) and except as otherwise provided by this Agreement or set forth in Schedule 7 or 11, each Exiting Seller agrees to resign, or cause the resignation of its representatives, designees and nominees, effective as of the Closing, from all positions (including as member, managing director, officer, director executive or employee) with any member of the Company Group, to otherwise sever relationships (other than in connection with the ownership of Company Interests other than Class B-1 Interests and Class C Interests)) and relinquish perquisites (such as office space and cars and/or drivers) provided by members of the Company Group, to surrender all property of any member of the Company Group to the Company, and to enter into any agreements and take all other actions reasonably necessary to effect the foregoing. Except as otherwise provided by this Agreement (including, without limitation, Sections 5(g), 5(l) and 5(m)(v) hereof and subject to Section 8(b)(iii)), effective as of the Closing, each Exiting Seller, on the one hand, and the Company (on behalf of itself and each entity in the Company Group), on the other hand, hereby terminates any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among such Seller and/or any entity in the Company Group, effective as of the Closing, other than this Agreement, any agreement entered into by the parties pursuant to this Agreement or the agreements or interests set forth on Schedule 7 or 11, if any. To the fullest extent provided by Law, no such terminated agreement, arrangement, commitment or understanding (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Closing. Notwithstanding anything in this Section 7(d) to the contrary, the Company and its Affiliates shall provide tax, legal and other similar assistance to the Sellers and their Affiliates (including by making available personnel of the Company and its Affiliates) on the same terms and conditions and on the same basis as provided prior to the date of this Agreement for a period of two years from Closing, or if later, in the case of MDW only, until the Office Space Termination Date, it being understood that the Company will provide reasonable cooperation and assistance to such persons in transitioning to other service providers.

(e) Lazard Name. Each Exiting Seller confirms, acknowledges, and, to the extent necessary, agrees, that, from and after the Closing, it shall have no interest in or right to use any Lazard Name or Lazard Mark (as those terms are defined in the Second Amended and Restated Coordination and Service Agreement, dated as of January 1, 2002, among Lazard Strategic Coordination Company LLC, the Company and certain other parties, as in effect immediately prior to the Closing).

(f) No Transfer. The Sellers hold, and until the Closing, will continue to hold, subject to this paragraph, all of the Class C Interests of the Company. Each Seller agrees not to Transfer (as defined below) (or agree to Transfer) any of its Company Interests that are Purchased Interests (other than in the Exchange) or New Holdings Interests owned of record or beneficially by it except for Transfers to a trust, family member or subsidiary for estate or tax planning purposes in which the transferee(s) agree(s) to be bound hereby and that are approved in writing by a committee of the Board of the Company, consisting of the Head of Lazard, MDW and Patrick Sayer (the “Transfer Committee”), such approval not to be withheld unless such committee determines (a “No-Transfer Determination”) in good faith that any such Transfer would reasonably be expected to have an adverse effect on PublicCo, Opco or FinanceCo, or an adverse effect on, or to delay, the Restructuring (including the Exchange, the Forced Sale and the Redemptions), the IPO, the Debt Offerings, the Third Party Investment or the other transactions contemplated by this Agreement, or, if the Alternate Transaction is selected (and notified to the Sellers), any component thereof, or to reduce the likelihood of the conditions to any of the foregoing being satisfied. The parties hereto agree that, any other provision of this Agreement or the Lazard Agreement notwithstanding, the Working Partners may make Transfers of their Company Interests to a trust, family member or subsidiary for estate or tax planning purposes in which the transferee(s) agree(s) to be bound hereby and that are approved in writing by the Transfer Committee, such approval not to be withheld unless such committee makes a No-Transfer Determination in good faith. As used in this Agreement, the term “Transfer” shall have the meaning set forth in the Lazard Agreement. The Company (including the Board of the Company by its approval of this Agreement) and each Seller hereby agrees and confirms that all Class C Interests are being transferred pursuant to the Transaction, and, to the extent that Section 10 of Annex I of the Lazard Agreement (or any other provision of such Annex I) is inconsistent therewith, such provision is hereby amended to permit the transfer of all Class C Interests pursuant to the Transaction without giving rise to any redemption or similar rights.

Section 8. Miscellaneous Provisions.

(a) Invalid Provisions. If any provision of this Agreement shall be invalid or unenforceable under applicable Law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without it affecting the remaining provisions of this Agreement.

(b) Amendments; Modification; Termination.

(i) Subject to the Company’s discretion to elect to consummate the transaction in the form of an Alternate Transaction, this Agreement may not be modified, amended, altered or supplemented, except by a writing signed by (A) New Holdings and the Company (in the case of the Company, acting at the direction of the Head of Lazard) and (B) MDW, acting on behalf of all the Sellers other than Eurazeo, and Eurazeo. New Holdings and the Company may make immaterial alterations and amendments to the terms and elements of the Restructuring (other than the Exchange or the Redemptions) that do not (1) have an Adverse Effect, (2) result in any breach of or default under any representation, warranty or covenant of New Holdings, the Company or PublicCo hereunder, it being understood that any opinion or certificate to be delivered hereunder that would be affected by such immaterial alteration or amendment shall be revised as and only to the extent necessary in respect thereof; provided that, without consent of Eurazeo and MDW (as provided in clause (B) above), no such alteration or amendment shall permit any element of the Restructuring that is otherwise required by this Agreement to be consummated on the Closing Date to be consummated prior to the Closing Date.

(ii) (A) This Agreement may be terminated (1) by a writing signed by (x) New Holdings and the Company (in the case of the Company, acting at the direction of the Head of Lazard) and (y) each of MDW, acting on behalf of all the Sellers other than Eurazeo, and Eurazeo, or (2) if there shall be in effect any Order permanently restraining, enjoining or otherwise prohibiting consummation of both the Anticipated Transaction and any other possible form of Alternate Transaction and such Order shall have become final and non-appealable, at any time by a writing signed by either (x) New Holdings and the Company (in the case of the Company, acting at the direction of the Head of Lazard) or (y) MDW, acting on behalf of all the Sellers other than Eurazeo, or Eurazeo, or (3) if an Abandonment Notice has been delivered by the Head of Lazard, by a writing signed by either (x) New Holdings and the Company (in the case of the Company, acting at the direction of the Head of Lazard) or (y) each of MDW, acting on behalf of all the Sellers other than Eurazeo, and Eurazeo, or (4) by a writing signed by MDW solely in the event of a material breach by the Company, New Holdings or PublicCo of any of their respective obligations contained in the last sentence of Section 5(n) which breach is not cured by appropriate curative action within two business days of receipt of notification from MDW of such breach; and (B) if the Closing has not occurred by 11:59 p.m. New York time on December 31, 2005, this Agreement shall terminate automatically at such time.

(iii) Notwithstanding anything in this Agreement to the contrary, in the event (x) this Agreement is terminated for any reason prior to Closing or (y) in the case of the Anticipated Transaction, the Exchange, First Redemption and Second Redemption do not all occur during the Closing (and in any event on the same date), or (z) in the case of an Alternate Transaction, the Sale Closing and consummation of the Alternate Transaction and the other material steps of the restructuring of the Company required to effect the Alternate Transaction do not occur substantially concurrently with each other (and in any event on the same date), then effective immediately upon the request of any one of New Holdings, the Company, MDW or Eurazeo (which request can only be made after termination, in the case of clause (x), or at or after 11:59 p.m. New York time on the Closing Date, in the case of clause (y) or (z)), and without the need for any other action on the part of any Person, (A) none of the transactions contemplated by this Agreement that have not already occurred shall be implemented (other than those actions contemplated by Section 5(f) and the payment of 2004 Interest in accordance with Section 1 hereof), (B) none of the Separation, the Exchange, the Forced Sale, the Redemptions, the IPO, the Debt Offerings or the Third Party Investment shall be implemented, to the extent not already implemented, (C) the members of the Board of the Company prior to the re-constitution of the Board pursuant to Section 7(b) shall be re-appointed as members of the Board of the Company in accordance with Amendment No. 4 to the Lazard Agreement, (D) any actions taken by the Board of the Company, including by the New Board, in furtherance of the transactions contemplated by this Agreement shall have no further force or effect, and (E) each of the parties hereto shall take all actions, and execute and deliver all documents, necessary or desirable to render ineffective, or if applicable terminate and undo, any of the actions taken by them, or any of the documents executed or delivered by them, or any transactions contemplated hereby that have already occurred, or any of the filings with any governmental or self-regulatory authorities, in furtherance of the transactions contemplated hereby (including the dissolution of New Holdings and PublicCo).

(iv) The provisions of Sections 5(f), 5(l),5(m), 5(p)(ii), 5(v),8(a), 8(b)(iii), this Section 8(b)(iv) and Sections 8(c), 8(d), 8(e) and 8(h) shall survive any termination of this Agreement.

(v) Any provision or condition of this Agreement may be waived by the party entitled to enforce such provision or condition (or in the case of any Seller other than Eurazeo by MDW on behalf of any such Seller).

(c) Notices. Notices shall be provided (i) if to New Holdings, PublicCo or the Company, to the respective entity, c/o Lazard Freres & Co. LLC, 30 Rockefeller Plaza, New York, NY 10020, Attention : Scott Hoffman, Esq. and (ii) if to a Seller, to the address of such Seller set forth opposite such Seller’s name on Schedule 3 hereto.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law principles. All actions and proceedings arising out of or relating to this Agreement (including those concerning its validity or interpretation or arising out of or relating to any breach or termination or alleged breach or termination of this Agreement) (a “Dispute”) shall be exclusively and finally determined by an arbitral tribunal under the Rules of Arbitration (the “ICC Rules”) of the International Chamber of Commerce (the “ICC”) and in accordance with the following. The arbitral tribunal determining any Dispute shall be comprised of three arbitrators selected in accordance with the ICC Rules by the ICC. The language, place and procedures of the arbitration of any Dispute shall be as agreed upon by the parties to such Dispute or, failing such agreement within a reasonable period, as determined in accordance with the ICC Rules in order to ensure a speedy, efficient and just resolution of such Dispute. If neither the parties nor the arbitral tribunal can agree upon procedures, the arbitration shall be conducted in accordance with the ICC’s procedures. The hearings and taking of evidence of any Dispute may be conducted at any locations that will, in the judgment of the arbitral tribunal, result in a speedy, efficient and just resolution of such Dispute. The parties to any Dispute shall use their reasonable best efforts to cooperate with each other and the arbitral tribunal in order to obtain a resolution as quickly as possible, including by adopting the ICC’s “fast-track” procedure (as provided for in Article 32(1) of the ICC Rules) if appropriate. For purposes of this Section 8(d), to the fullest extent permitted by Law, New Holdings, Opco and PublicCo shall be considered one party (unless either of New Holdings, Opco or PublicCo shall reasonably determine that it may have one or more claims or positions in such proceeding that are inconsistent with one or more claims or positions asserted by such other parties, in which case New Holdings, Opco and PublicCo shall be considered separate parties), and Eurazeo and the MDW Group shall be considered one party (unless either of Eurazeo or MDW, on behalf of the MDW Group, shall reasonably determine that it may have one or more claims or positions in such proceeding that are inconsistent with one or more claims or positions asserted by such other party, in which case Eurazeo and the MDW Group shall be considered separate parties).

(e) Assignment. This Agreement and the rights and obligations hereunder shall not be assignable. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective estates, heirs, legal representatives, successors and permitted assigns and upon any transferee of Purchased Interests or New Holdings Interests, whether or not permitted.

(f) Counterparts; Headings. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which together shall constitute one agreement. The headings contained in this Agreement, including the Schedules and Exhibits hereto, are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

(g) Entire Agreement. This Agreement, including the Schedules and Exhibits attached hereto, shall constitute the entire agreement among the parties hereto and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(h) No Third-Party Beneficiaries. Except as otherwise set forth in Section 5(m) for Indemnified Persons, this Agreement is not intended to be for the benefit of and shall not be enforceable by any Person that is not a party hereto; provided that nothing in this Section 8(h) shall limit the right of the parties hereto to amend or terminate this Agreement in accordance with the terms hereof as in effect from time to time.

(i) Effectiveness. This Agreement shall become effective and enforceable against its signatories only when executed by the Company, PublicCo, New Holdings and the Sellers owning all Class C Interests of the Company and in the aggregate, sufficient Class B-1 Interests to cause the Forced Sale to occur upon the transfer of such Company Interests.

(j) Certain Defined Terms and References. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Third Amended and Restated Operating Agreement of the Company, dated as of January 1, 2002 (as amended to the date hereof by the amendments listed on Schedule 2, the “Lazard Agreement” and, as amended or amended and restated and in effect from time to time, the “Amended Lazard Agreement”). References to the IPO, Debt Offerings and Third Party Investment throughout this Agreement in the context of the Anticipated Transaction shall be applicable only to the extent relevant to the Alternate Transaction if the Company chooses an Alternate Transaction.

IN WITNESS WHEREOF, the each of the undersigned has executed this Agreement as of the date first written above.

LAZARD LLC

/s/ Bruce Wasserstein Name: Bruce Wasserstein
Title: Head of Lazard and Chairman of the Executive Committee

LF HOLDINGS LLC

/s/ Scott D. Hoffman Name: Scott D. Hoffman
Title: Member

Solely with respect to	LAZARD LTD
Sections 5, 6, 7 and 8

/s/ Scott D. Hoffman Name: Scott D. Hoffman
Title: Vice President

[Signature Page to Seller Buyout Agreement]

SELLERS:	Michel David-Weill
/s/ Michel David-Weill

Eliane David-Weill
/s/ Eliane David-Weill

Jean Guyot

/s/ Jean Guyot

[Signature Page to Seller Buyout Agreement]

SELLERS:	Antoine Bernheim

/s/ François Voss
	By :	François Voss
	Title :	Attorney-in-Fact

Philippe Meyer

/s/ François Voss
	By :	François Voss
	Title :	Attorney-in-Fact

Vincent Meyer

/s/ François Voss
	By :	François Voss
	Title :	Attorney-in-Fact

[Signature Page to Seller Buyout Agreement]

SELLERS:	Louisiane Corporation

/s/ François Voss
	By :	François Voss
	Title :	Attorney-in-Fact

Sociedad Recovia S.A.

/s/ François Voss
	By :	François Voss
	Title :	Attorney-in-Fact

BCNA SARL

/s/ Michel David-Weill
	By :	Michel David-Weill
Title :

[Signature Page to Seller Buyout Agreement]

SELLERS:	Benac Ind.

/s/ François Voss

	By :	François Voss
	Title :	Attorney-in-Fact

Biot SARL

/s/ François Voss

	By :	François Voss
	Title :	Attorney-in-Fact

Boulainvilliers SARL

/s/ François Voss

	By :	François Voss
	Title :	Attorney-in-Fact

[Signature Page to Seller Buyout Agreement]

SELLERS:	PM SARL

/s/ François Voss

	By :	François Voss
	Title :	Attorney-in-Fact

EURAZEO S.A.

	By:	/s/ Patrick G. Sayer
	Name:	Patrick G. Sayer
	Title:	Président du Directoire

[Signature Page to Seller Buyout Agreement]

INDEX OF DEFINED TERMS

2004 Interest	1
2004 Interest Allocation	25
Abandonment Notice	2
Adverse Effect	3
Adverse Effect Notice	3
Affiliate	20
Agent Agreement	38
Agreement	1
Alternate Transaction	2
Alternate Transaction Closing	10
Amended and Restated Lazard Agreement	44
Amended Lazard Agreement	50
Anticipated Transaction	4
Anticipated Transaction Closing	9
Closing	10
Closing Date	10
Closing Price	8
Closing Steps	10
Code	36
Company	1
Company Employee	22
Company Group	18
Company Interests	1
Company Persons	18
Company Released Persons	26
Competing Transaction	24
Competitive Enterprise	24
Defending Indemnifying Persons	31
Disclosure Documents	15
Disclosure Provisos	20
Dispute	49
Employee of Eurazeo or its Affiliates	23
Eurazeo	6
Eurazeo Dollar Price	8
Eurazeo Euro Price	8
Eurazeo Person	22
Eurazeo Shares	8
Exchange	6
Exchange Closing	7
Exchange Rate	8
Exiting Seller	20
Federal Reserve	28
FinanceCo	11
First Redemption	7
First Redemption Closing	7
First Redemption Consideration	7
Forced Sale	12
ICC	49
ICC Rules	49
Indemnified Persons	30
Indemnifying Persons	30
Investment Company Act	12
IPO Proceeds	8
Law	6
Lazard Agreement	50
Liens	40
Losses	30
MDW	6
New Board	44
New Holdings	1
New Holdings Agreement	6
New Holdings Class III Interests	6
New Holdings Class IV Interests	6
New Holdings Interests	6
New Holdings Redemption Provisions	7
Non-Compete Sellers	23
Offering Documents	27
Office Space Termination Date	23
Opco	1
Opco Redemption Provisions	8
Opco Seller Class B-1 Interests	7
Opco Seller Class C Interests	7
Opco Seller Interests	7
Order	11
Person	6
Précis Companies	38
Private Equity Firm	3
Private Investment	3
PublicCo	1
Purchased Interests	5
Recovia	38
Redemptions	8
Regulatory Approvals	29
Released Claims	26

Required Regulatory Approvals	29
Restricted Period	21
Reviewing Sellers	27
Sale Consideration	1
SEC	15
Second Redemption	8
Second Redemption Closing	9
Second Redemption Consideration	8
Section 18-704(c)	6
Sellers	1
Share Receiving Seller	8
Solicit	22
Solvent	43
THICL	38
Transaction	1
Transaction Notice	2
Transfer	46
Transfer Taxes	37
Underwriters	16
Weighted Average Price	8
Working Partner Support	4
Working Partners	4